Exhibit 10.8

SENIOR SECURED REVOLVING CREDIT AGREEMENT

Dated as of

[●], 2022

among

EXCELERATE ENERGY LIMITED PARTNERSHIP,
 as Borrower,

EXCELERATE ENERGY, INC.,
 as Parent,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

THE ISSUING BANKS FROM TIME TO TIME PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,
 as Administrative Agent

JPMORGAN CHASE BANK, N.A., [BARCLAYS BANK PLC, MORGAN STANLEY, WELLS FARGO BANK, NATIONAL ASSOCIATION and SUMITOMO MITSUI BANKING CORPORATION]
as Joint Lead Arrangers and Joint Bookrunners

i

Section 3.15	Use of Proceeds; Margin Regulations	70
Section 3.16	Solvency	70
Section 3.17	Insurance	70
Section 3.18	Subsidiaries	70
Section 3.19	Vessels	70
Section 3.20	Collateral Documents	71
Section 3.21	Pari Passu or Priority Status	71
Section 3.22	No Immunity	71

ARTICLE IV CONDITIONS PRECEDENT		72

Section 4.01	Effective Date	72
Section 4.02	Each Credit Event	74

ARTICLE V AFFIRMATIVE COVENANTS		74

Section 5.01	Financial Statements; Other Information	75
Section 5.02	Notices of Material Events	77
Section 5.03	Existence; Conduct of Business	78
Section 5.04	Payment of Taxes	78
Section 5.05	Maintenance of Properties; Vessel Contracts	78
Section 5.06	Insurance	79
Section 5.07	Books and Records; Inspection Rights	82
Section 5.08	Compliance with Laws	83
Section 5.09	Use of Proceeds and Letters of Credit	83
Section 5.10	[Reserved]	83
Section 5.11	Environmental Matters	83
Section 5.12	Further Assurances; Additional Collateral and Additional Guarantors	84
Section 5.13	Change of Ownership; Registry; Management; Legal Names; Type of Organization (and whether a Registered Organization); Jurisdiction of Organization; etc	86
Section 5.14	Unrestricted Subsidiaries	86
Section 5.15	Commodity Exchange Act Keepwell Provisions	87

ARTICLE VI NEGATIVE COVENANTS		88

Section 6.01	Indebtedness	88
Section 6.02	Liens	89
Section 6.03	Fundamental Changes	90
Section 6.04	Limitation on Asset Sales	91
Section 6.05	Investments, Loans, Advances, Guarantees and Acquisitions	91
Section 6.06	Swap Agreements	93
Section 6.07	Restricted Payments	93
Section 6.08	Transactions with Affiliates	94
Section 6.09	Restrictive Agreements	94
Section 6.10	Financial Covenants	95
Section 6.11	Tax Status of the Borrower	96
Section 6.12	Sale-Leaseback Transactions	96
Section 6.13	Amendment of Material Documents	96
Section 6.14	Flag and Registry	96
Section 6.15	Status of Parent	97

ARTICLE VII EVENTS OF DEFAULT		97

Section 7.01	Events of Default	97
Section 7.02	Remedies Upon an Event of Default	99
Section 7.03	Application of Payments	100

Annexes, Exhibits and Schedules

Annex I	Commitments
Annex II	Letter of Credit Commitments

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Note
Exhibit E-1	U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2	U.S. Tax Compliance Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3	U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4	U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F	Form of Collateral Vessel Mortgage
Exhibit G-1	Form of Increasing Lender Certificate
Exhibit G-2	Form of Additional Lender Certificate
Exhibit H	Form of Fleet Status Certificate

Schedule 2.06	Existing Letters of Credit
Schedule 3.06	Disclosed Matters
Schedule 3.18	Subsidiaries
Schedule 3.19	Effective Date Collateral Vessels and Specified Vessels
Schedule 4.01(m)	Effective Date Collateral Documents
Schedule 5.01	Approved Appraisers
Schedule 5.14	Unrestricted Subsidiaries
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.05	Existing Investments
Schedule 6.08	Existing Transactions with Affiliates
Schedule 6.09	Existing Restrictions
Schedule 6.14	Acceptable Flag Jurisdictions

SENIOR SECURED REVOLVING CREDIT AGREEMENT

THIS SENIOR SECURED REVOLVING CREDIT AGREEMENT, dated as of [•], 2022 (this “Agreement”), is by and among EXCELERATE ENERGY LIMITED PARTNERSHIP, a Delaware limited partnership (the “Borrower”), EXCELERATE ENERGY, INC., a Delaware corporation (“Parent”), the lenders from time to time parties hereto (each, a “Lender” and, collectively, the “Lenders”), each issuing bank from time to time party hereto (each, an “Issuing Bank” and, collectively, the “Issuing Banks”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders.

RECITALS:

A.           The Borrower has requested that the Lenders and the Issuing Banks extend credit to them from time to time subject to the terms of this Agreement; and

B.         The Lenders and the Issuing Banks are willing to make available to the Borrower such credit upon the terms and subject to the conditions and requirements set forth herein;

C.          NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01          Defined Terms.  Unless otherwise defined herein, the following terms shall have the following meanings, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Flag Jurisdiction” means any flag jurisdiction (a) listed on Schedule 6.14 or (b) otherwise approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed).

“Additional Lender” has the meaning assigned to it in Section 2.04(a).

“Additional Lender Certificate” has the meaning assigned to it in Section 2.04(b).

“Additional Vessel Date” has the meaning assigned to it in Section 5.12(b).

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Person” has the meaning assigned to it in Section 9.03(d).

“Agreement” has the meaning specified in introductory paragraph hereof.

“Agreement Currency” has the meaning assigned to it in Section 9.19.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.15 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.15(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement.

“Ancillary Document” has the meaning assigned to it in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010.

“Applicable Party” has the meaning assigned to it in Section 8.03(c).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that, in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, (a) on or after the Effective Date but prior to the date that the first compliance certificate is delivered to the Administrative Agent pursuant to Section 5.01(c), (i) in the case of Term Benchmark Loans, 3.25% per annum and (ii) in the case of ABR Loans, 2.25% per annum and (b) on or after the date that the first compliance certificate is delivered to the Administrative Agent pursuant to Section 5.01(c), (i) in the case of Term Benchmark Loans, the Term Benchmark Margin and (ii) in the case of ABR Loans, the ABR Margin, in each case, set forth in the grid below based on the Consolidated Total Leverage Ratio as set forth in the most recent compliance certificate delivered to the Administrative Agent pursuant to Section 5.01(c):

Consolidated Total Leverage Ratio	Term Benchmark Margin	ABR Margin
≤ 1.50:1.00	3.00%	2.00%
> 1.50:1.00 but < 2.50:1.00	3.25%	2.25%
≥ 2.50:1.00	3.50%	2.50%

If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Borrower or the Required Lenders determine that (a) the Consolidated Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in a higher Applicable Rate with respect to any Loan for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on written demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period (determined after taking into account any corresponding reduction in the amount of interest and fees for such period), if any, over the amount of interest and fees actually paid for such period.

“Approved Appraiser” means (a) any of the appraisal firms identified on Schedule 5.01 or (b) such other independent appraisal firm nominated by the Borrower and reasonably acceptable to the Administrative Agent.

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning assigned to it in Section 9.04(b).

“Arranger” means JPMorgan Chase Bank, N.A., in its capacity as lead arranger and sole bookrunner hereunder.

“Asset Sale” means the Disposition by the Borrower or any Restricted Subsidiary of any asset, including any Equity Interest owned by any such Person; provided that none of the following shall be an “Asset Sale”:

(a)          Dispositions of equipment and other personal property and fixtures that are either (i) obsolete, worn-out or no longer used or useable for their intended purposes and Disposed of in the ordinary course of business, or (ii) replaced by equipment or fixtures of comparable suitability within 180 days of such Disposition, including, but not limited to, the Disposition of any boilers, engines, machinery, masts, spars, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, pumps, pumping equipment, apparel, furniture, fittings, equipment, spare parts or any other appurtenances of any Vessel that are no longer useful, necessary, profitable or advantageous in the operation of such Vessel or that are replaced within such period by new boilers, engines, machinery, masts, spars, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, pumps, pumping equipment, apparel, furniture, fittings, equipment, spare parts or any appurtenances of comparable suitability;

(b)           Dispositions of inventory in the ordinary course of business;

(c)          Dispositions by (i) any Loan Party to any other Loan Party or (ii) any Restricted Subsidiary that is not a Loan Party to any Loan Party or any other Restricted Subsidiary;

(d)           Investments permitted by Section 6.05 and Restricted Payments permitted by Section 6.07, in each case, constituting Dispositions;

(e)           the demise, bareboat, time, voyage, other charter, lease or right to use of any Vessel in the ordinary course of business;

(f)          (i) sales or grants of licenses or sublicenses of (or other grants of rights to use or exploit) intellectual property rights (A) existing as of the Effective Date, or (B) between or among the Borrower and its Restricted Subsidiaries or between or among any of the Restricted Subsidiaries, (ii) non-exclusive licenses or sublicenses of (or other non-exclusive grants of rights to use or exploit) intellectual property rights entered into in the ordinary course of business and not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrower and its Restricted Subsidiaries or (iii) abandoning, failing to maintain, allowing to lapse or otherwise Disposing of intellectual property rights that are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries;

(g)          the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable and similar obligations arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction);

(h)           Dispositions of cash and Cash Equivalents;

(i)           any issuance of Equity Interests of any Restricted Subsidiary to any Loan Party or any other Restricted Subsidiary; provided that, in the case of such an issuance by a non-wholly-owned Restricted Subsidiary, such issuance may also be made to any other owner of Equity Interests of such non-wholly-owned Restricted Subsidiary based on such owner’s relative ownership interests (or lesser share) of the relevant class of Equity Interests;

(j)           Dispositions of property (i) subject to casualty or condemnation proceedings (or similar events) or (ii) as a result of any Event of Loss or the occurrence of any event referred to in clause (b) of the definition of “Event of Loss” which would, with the passage of time, constitute an Event of Loss;

(k)           any issuance of, or other Disposition of, Equity Interests of any Unrestricted Subsidiary;

(l)           leases and subleases of real or personal property in the ordinary course of business and not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(m)         the Disposition of Equity Interests in a Subsidiary that becomes a Local Content Entity as a result of such Disposition to one or more Persons referred to in clause (b) of the definition of “Local Content Entity”; and

(n)           any other Dispositions of assets (in each case, other than Collateral Vessels or Equity Interests of any Collateral Vessel Owner) having a fair market value of less than $20,000,000 in the aggregate since the Effective Date.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Australian Dollars” means the lawful currency of Australia.

“Availability” means, as of any date of determination, an amount equal to the positive difference between (a) the Commitments in effect as of such date and (b) the Total Revolving Credit Exposure as of such date.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) the Maturity Date and (b) the date of termination of the Commitments.

“Available Cash” means, as of any date, the aggregate amount of all unrestricted cash and Cash Equivalents held on the balance sheet of, or controlled by, or held for the benefit of, the Borrower or any of its Restricted Subsidiaries other than the following amounts (without duplication): (a) any cash or Cash Equivalents constituting purchase price deposits held in escrow by an unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits; (b) any cash or Cash Equivalents for which the Borrower or such Restricted Subsidiary has, in the ordinary course of business, issued checks or initiated wires or ACH transfers (or, in the case of cash or Cash Equivalents that will be used to pay payroll or other taxes, lease rental payments, renewal of software licenses and other customary general and administrative expenses, will issue checks or initiate wires or ACH transfers within five (5) Business Days in respect of amounts due and owing) in order to utilize such cash or Cash Equivalents; (c) any “trapped” cash in a foreign jurisdiction that cannot be accessed, expatriated or distributed to satisfy the prepayment described in Section 2.12(b) as a result of legal, regulatory or other statutory rules and regulations applicable to the Borrower or such Restricted Subsidiary that may exist in the applicable foreign jurisdiction (so long as such cash is not “trapped” as a result of actions taken by the Borrower or any Restricted Subsidiary in contemplation of availing itself of the exception in this clause (c)); (d) cash that cannot be expatriated by the Borrower or such Restricted Subsidiary without causing material adverse tax consequences to the Borrower, as reasonably determined by the Borrower; and (e) any cash or Cash Equivalents held in Excluded Accounts.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.15(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bangladeshi Takas” means the lawful currency of Bangladesh.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (a) RFR Loan, the Daily Simple SOFR or (b) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.15(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)           the Adjusted Daily Simple SOFR; or

(b)          the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time in the United States.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a)         in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)          in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15 and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning specified in introductory paragraph hereof.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Brazilian Real” means the lawful currency of the Federative Republic of Brazil.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago; provided that, in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan, any such day that is only an U.S. Government Securities Business Day.

“Calculation Date” means (a) each of the following:  (i) each date of the issuance of a Letter of Credit denominated in a currency other than Dollars; (ii) each date of an amendment of any such Letter of Credit denominated in a currency other than Dollars having the effect of increasing the amount thereof (solely with respect to the increased amount); (iii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in a currency other than Dollars, and (b) the last Business Day of each calendar quarter.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than one (1) year from the date of acquisition thereof, (b) time deposits and certificates of deposits maturing within one (1) year from the date of creation thereof issued by, or with, any Lender or any other financial institution whose short-term unsecured debt rating is A or above as obtained from either S&P or Moody’s, (c) commercial paper or Eurocommercial paper with a rating of at least A-1 by S&P or at least P-1 by Moody’s, with maturities of not more than one (1) year from the date of acquisition thereof, (d) repurchase obligations entered into with any Lender, or any other Person whose short-term senior unsecured debt rating from S&P or Moody’s is at least A-1 or P-1, respectively, which are secured by a fully perfected security interest in any obligation of the type described in the foregoing clause (a) and has a market value of the time such repurchase is entered into of not less than 100% of the repurchase obligation of such Lender or such other Person thereunder, (e) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof or providing for the resetting of the interest rate applicable thereto not less often than annually and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s and (f) money market funds which have at least $1,000,000,000 in assets and which invest primarily in securities of the types described in clauses (a) through (e) above.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Debt” means any Indebtedness or accounts receivable owned by any CFC.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than the Permitted Holders, of Equity Interests representing more than fifty percent (50.0%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were not (i) directors of Parent on the date of this Agreement, (ii) nominated or appointed by the board of directors of Parent or (iii) appointed by directors so nominated or appointed or (c) the failure of Parent and EE Holdings (or, at any time that EE Holdings does not own, directly or indirectly, any Equity Interests in the Borrower, the Parent) to own, directly or indirectly, all of the issued and outstanding Equity Interests of the Borrower.

“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to it in Section 9.14.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning provided for such term or any similar term in each of the Collateral Documents (including, for the avoidance of doubt, any “[Mortgaged Property]” or similar term in any Collateral Vessel Mortgage and excluding any Excluded Collateral).

“Collateral Account” has the meaning assigned to it in Section 2.06(j).

“Collateral Documents” means the Guaranty and Collateral Agreement, the Collateral Vessel Mortgages, the Parent Pledge Agreement, any Control Agreements, any assignments of charters, revenues or insurances, and any and all other security agreements, vessel mortgages or assignments (including any such agreements or other documents governed by the laws of a jurisdiction other than the United States of America) executed and delivered by any Loan Party and creating security interests, liens, or encumbrances in connection with the Collateral in favor of the Administrative Agent, to secure the Obligations.

Collateral Vessel” means, as of the Effective Date, each Effective Date Collateral Vessel, and thereafter, each Vessel owned by any Loan Party that becomes a Collateral Vessel in accordance with Section 5.12, in any such case, other than any such Vessel that ceases to be owned by a Loan Party as the result of (a) any Asset Sale permitted hereby or otherwise consented to by the Administrative Agent (acting at the instructions of the Required Lenders) or (b) any other release of the Lien on such Vessel in accordance with Section 9.20.

“Collateral Vessel Mortgages” means any of the first preferred ship mortgages and other instruments (including deeds) over the Collateral Vessels, each duly registered in the vessel or ship registry appropriate for such Collateral Vessel in favor of the Administrative Agent, substantially in the form of Exhibit F, or such other form as may be agreed between the Administrative Agent and the Borrower, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral Vessel Owner” means any Person that owns a Collateral Vessel.

“Commitment” means, with respect to each Lender, the amount set forth on Annex I opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Commitment, as applicable, and giving effect to (a) any reduction in such amount from time to time pursuant to Section 2.09, [(b) any increase in such amount from time to time pursuant to Section 2.04] and (c) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 or otherwise in accordance with the terms of this Agreement; provided, that at no time shall the Revolving Credit Exposure of any Lender exceed its Commitment.  On the Effective Date, the initial aggregate amount of the Lenders’ Commitments is $[350,000,000].

“Commitment Fee Rate” means, for any day, (a) on or after the Effective Date but prior to the date that the first compliance certificate is delivered to the Administrative Agent pursuant to Section 5.01(c), 0.375% per annum and (b) on or after the date that the first compliance certificate is delivered to the Administrative Agent pursuant to Section 5.01(c), the Commitment Fee Rate set forth in the grid below based on the Consolidated Total Leverage Ratio as set forth in the most recent compliance certificate delivered to the Administrative Agent pursuant to Section 5.01(c):

Consolidated Total Leverage Ratio	Commitment Fee Rate
≤ 1.50:1.00	0.375%
> 1.50:1.00 but < 2.50:1.00	0.375%
≥ 2.50:1.00	0.50%

If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Borrower or the Required Lenders determine that (a) the Consolidated Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in a higher Commitment Fee Rate with respect to any Commitment for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on written demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of commitment fees that should have been paid for such period, if any, over the amount of commitment fees actually paid for such period.

“Commitment Reduction Threshold” has the meaning assigned to it in Section 2.09(d).

“Communications” has the meaning assigned to it in Section 8.03(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDAR” means with respect to the Borrower and its Restricted Subsidiaries, for any period, an amount equal to:

(a)           Consolidated Net Income for such period; plus

(b)          the sum of the following amounts for such period, without duplication, to the extent deducted from Consolidated Net Income for such period:

(i) Consolidated Total Interest Expense,

(ii) income taxes and any payments made pursuant to the Tax Receivable Agreement,

(iii) depreciation and amortization,

(iv) Charges relating to employee benefit plans, management incentive plans, equity compensation plans or other stock-based compensation arrangements,

(v)  Consolidated EBITDAR attributable to Vessels (or entities owning such Vessels) that have been acquired by any Loan Party during such period, calculated on a pro forma basis as if such acquisition occurred on the first day of the relevant Test Period,

(vi) all non-recurring charges or restructuring charges and expenses in an amount not to exceed 10% of total Consolidated EBITDAR for the applicable period,

(vii) all costs, fees and expenses incurred in connection with the IPO, the entering into of this Agreement and the other Transactions, and

(viii) all monetary obligations under operating leases; minus

 (c)          the sum of:

(i) to the extent such items would reduce Consolidated Net Income if the same were incurred directly by the Borrower, any Permitted Payments to Parent Entities made during such period solely to the extent not deducted from, or otherwise reducing the amount of, Consolidated Net Income in such period, and

(ii) Consolidated EBITDAR attributable to Vessels (or entities owning such Vessels) that have ceased to be owned by any Loan Party during such period as the result of a Disposition, calculated on a pro forma basis as if such Disposition occurred on the first day of the relevant Test Period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDAR for the most recently ended Test Period to (b) Consolidated Total Interest Expense for the most recently ended Test Period.

“Consolidated Net Income” means, with respect to the Borrower and its Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that, notwithstanding the determination of such net income in accordance with GAAP, there shall be excluded from such net income (to the extent otherwise included therein) the following, without duplication:

(a)         the net income of any Person in which the Borrower or any of its Restricted Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and its Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of such net income actually paid in cash during such period by such other Person (i) as dividends or distributions or charter payments to the Borrower or to any of its Restricted Subsidiaries, as the case may be, or (ii) as a repayment of loans or advances made to such other Person by the Borrower or any of its Restricted Subsidiaries, as the case may be;

(b)          the net income of any Unrestricted Subsidiary except to the extent of the amount of such net income actually paid in cash during such period by such Unrestricted Subsidiary (i) as dividends or distributions or charter payments or other returns on investment to the Borrower or to any of its Restricted Subsidiaries (or to the extent non-cash dividends or distributions are received and converted into cash by the Borrower or any of its Restricted Subsidiaries during such period), as the case may be, or (ii) as a repayment of loans or advances made to such Unrestricted Subsidiary by the Borrower or any of its Restricted Subsidiaries, as the case may be;

(c)        the net income (but not loss) during such period of any Restricted Subsidiary (other than any Loan Party) to the extent that the declaration or payment of dividends or similar distributions or charter payments by that Restricted Subsidiary is not permitted at the date of determination by the terms of its organizational documents or any contractual obligation applicable to such Restricted Subsidiary, except to the extent such income is actually paid in cash during such period by such Restricted Subsidiary to the Borrower or another Restricted Subsidiary (or to the extent non-cash dividends or distributions are received and converted into cash by the Borrower or any of its Restricted Subsidiaries during such period);

(d)           the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction;

(e)           any extraordinary gains or losses during such period and any cancellation of indebtedness income;

(f)           any non-cash gains or losses or positive or negative adjustments under ASC 815 (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair market value of derivatives; and

(g)           any gains or losses attributable to writeups or writedowns of assets.

“Consolidated Total Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries described under clauses (a), (b), (c), (d), (e), (g) and (h) of the definition of “Indebtedness”; provided that Indebtedness under clause (c) thereof shall only be included to the extent of unreimbursed drawings under letters of credit or unreimbursed indemnity obligations under bonds.

“Consolidated Total Interest Expense” means, with respect to the Borrower and its Restricted Subsidiaries, for any period, an amount, without duplication, equal to the sum of (a) cash and non-cash interest expense of the Borrower and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, including commitment fees, letter of credit fees and similar fees, and (b) imputed interest expense of Sale-Leaseback Transactions, other financing leases and Synthetic Leases, in each case, of the Borrower and its Restricted Subsidiaries for such period, calculated on a consolidated basis, in each case, after giving effect to any net payments, if any, made or received by the Borrower and its Restricted Subsidiaries with respect to interest rate Swap Agreements; provided that Consolidated Total Interest Expense for each of the first three (3) fiscal quarters following the Effective Date shall not include any cash interest expense during such periods that is attributable to the Excelsior Lease or the Excellence Lease.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDAR for the most recently ended Test Period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account, securities account or commodity account held or maintained by a Loan Party, a deposit account control agreement or securities account control agreement (or similar agreement, including, with respect to any non-U.S. account, any other appropriate security arrangement in the relevant jurisdiction that is required by or effective pursuant to applicable law to perfect the Administrative Agent’s (or its designee’s) Lien on such account), as applicable, in form and substance reasonably satisfactory to the Administrative Agent, which establishes the Administrative Agent’s control (within the meaning of Section 9-104 of the UCC) with respect to the applicable deposit account, securities account or commodity account covered thereby (or, with respect to any non-U.S. account, is otherwise effective pursuant to applicable law to perfect the Administrative Agent’s (or its designee’s) Lien on such account in an equivalent manner).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(a)           a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)           a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.18.

“Credit Party” means the Administrative Agent, each Issuing Bank or any other Lender.

“Cure Amount” has the meaning assigned to it in Section 6.10(c).

“Cure Expiration Date” has the meaning assigned to it in Section 6.10(c).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website.  Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Designated Reinvestment Period” means, in respect of any Asset Sale or Event of Loss, the date which is 180 days following receipt of any Net Cash Proceeds in respect of such Asset Sale or Event of Loss, as applicable, which period will be extended to 270 days if a binding commitment to reinvest (or to replace or repair, in the case of an Event of Loss) such Net Cash Proceeds in accordance with the terms of this Agreement has been executed prior to the expiration of the initial 180 day period and a copy of such commitment has been provided to the Administrative Agent.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Discretionary Guarantors” means each Restricted Subsidiary of the Borrower that is an Immaterial Subsidiary and that becomes a party to the Guaranty and Collateral Agreement pursuant to Section 5.12 (or, as applicable, by continuing to be a party thereto after ceasing to be required to be a Guarantor pursuant to the terms of this Agreement).

“Disposition” means the sale, transfer, license, lease, assignment, conveyance, exchange, alienation or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any Sale-Leaseback Transaction and any issuance of Equity Interests by a direct Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.  The terms “Disposal”, “Dispose” and “Disposed of” have the correlative meaning thereto.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Maturity Date; provided that only the portion of Equity Interest which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Capital Stock; provided, further, that, if such Equity Interest is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interest of such Person that by its terms authorizes such Person, at such Person’s sole option, to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Capital Stock shall not be deemed to be Disqualified Capital Stock.  Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders of the Equity Interests have the right to require the Borrower to repurchase or redeem such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the Borrower may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the expiration or termination of the Commitments and the payment in full in cash of all Obligations (other than any indemnification and other contingent obligations not then due and payable and as to which no claim has been made at such time) and the expiration or termination of all Letters of Credit, in each case, without any pending draw (or arrangements otherwise reasonably satisfactory to the applicable Issuing Bank in respect thereof have been made), and the reimbursement of all LC Disbursements.

“Disqualified Institution” means (a) any Persons, including any competitor of Parent, the Borrower or any of its Subsidiaries, identified on a list delivered to the Administrative Agent by the Borrower prior to the Effective Date (by way of notice delivered to JPMDQ_Contact@jpmorgan.com) and (b) any Affiliate of any such Person that is clearly identifiable as such solely on the basis of the similarity of its name (or that is identified as such by written notice delivered by the Borrower to the Administrative Agent from time to time at the contact information set forth above), but excluding any such Affiliate that is a debt fund or investment vehicle (in each case, other than a Person that is excluded pursuant to clause (a)) that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course; provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time at the contact information set forth above.

“Disregarded Entity” means any entity treated as disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3.

“Dollar Equivalent” means, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate with respect to such currency at the time in effect pursuant to Section 9.22 or as otherwise expressly provided herein.

“Dollars”, “dollars” or “$” refers to lawful money of the United States of America.

 “EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EE Holdings” means Excelerate Energy Holdings, LLC, a Delaware limited liability company.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date Collateral Vessels” means (a) the Exemplar and (b) the Express.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, applicable and enforceable international conventions, orders, decrees, judgments, injunctions, notices or binding agreements issued to the Borrower or any Subsidiary, promulgated or entered into by any Governmental Authority, relating in any way to (a) the environment (including as relating to climate change), (b) preservation or reclamation of natural resources (including wildlife), (c) the management, recycling, release or threatened release of any Hazardous Material or (d) health and safety matters, including international conventions promulgated by the International Maritime Organization, as it relates to Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, recycling or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure of the Borrower or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or any failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (g) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euros” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation for the introduction of, changeover to or operation of the Euro in one or more member states.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Event of Loss” means any of the following events: (a) the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel; or (b) the capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, a Vessel unless, within 180 days of such occurrence, such Vessel is released from confiscation or seizure.  An Event of Loss shall be deemed to have occurred (i) in the event of an actual loss of a Vessel, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Vessel was last heard from, (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Vessel, at the time and on the date of the event giving rise to such damage, or (iii) in the case of an event referred to in clause (b) above, at the time and on the date on which such event is expressed to take effect by the Person making the same.

“Excelsior Customer” means Israel Electric Corporation Limited, a company organized and existing under the laws of Israel, with a principal place of business at 1 Netiv Na’or Street, 31000, Haifa, Israel.

“Excelsior Consent” means a quiet enjoyment agreement or other similar agreement, in form and substance reasonably satisfactory to the Administrative Agent, entered into among, inter alios, the Excelsior Customer, the Collateral Vessel Owner with respect to the Excelsior, and the Administrative Agent, for itself and on behalf of the Secured Parties.

“Excelsior Lease” means that certain LNG Vessel Time Charter Party, dated December 15, 2003, between the Borrower and Sammarco Shipping, Inc., as amended or otherwise modified by (1) that certain DSME Hull No. 2208 - LNG Vessel Time Charter Party Amendment No. 1, dated May 12, 2004, between Sammarco Shipping, Inc and the Borrower, (2) that certain Addendum No. 2 to the LNGRV Vessel Time Charter Party in respect of DSME Hull No. 2208 named LNGRV “Excelsior”, dated October 1, 2006, between Excelsior NV (formerly known as Sammarco Shipping, Inc) and the Borrower, (3) that certain Addendum No. 3 to the LNGRV Vessel Time Charter Party in respect of DSME Hull No. 2208 named LNGRV “Excelsior”, dated November 4, 2010, between Excelsior BVBA (formerly known as Excelsior NV) and the Borrower, and (4) that certain Deed of Novation, effective as of December 10, 2018, among Excelsior BVBA, Excelsior LLC and the Borrower.

“Excellence FRSU Accession Deed” means that certain Accession Deed, dated [ ], 2022, among The Government of the People’s Republic of Bangladesh, Bangladesh Oil, Gas & Mineral Corporation, Maya Maritime N.V., the Borrower, Standard Chartered Bank and Excelerate Energy Bangladesh Ltd[.

“Excellence Lease” means that certain First Amended and Restated LNG Vessel Time Charter Party, dated as of May 5, 2016, between the Borrower and Maya Maritime NV, as amended or otherwise modified by (1) that certain LNG Vessel Time Charter Party – Amendment #1, dated December 19, 2016, between Maya Maritime NV and the Borrower and (2) that certain Deed of Novation, effective as of November 6, 2019, among Maya Maritime N.V., FSRU Vessel (Excellence), LLC (formerly known as Excellence LLC) and the Borrower.

“Excess Cash” has the meaning assigned to it in Section 2.12(b).

“Excess Cash Test Date” has the meaning assigned to it in Section 2.12(b).

“Exchange Rate” means at any time, with respect to any Specified Currency, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (New York City time) on such day on the applicable page of the Bloomberg reporting service then being used by the Administrative Agent reporting the exchange rates for such currency.  In the event such exchange rate does not appear on the applicable page of such service, the Exchange Rate shall, with respect to each Letter of Credit issued in such Specified Currency, be determined by reference to such other publicly available services for displaying currency exchange rates as may be agreed upon by the Issuing Bank thereof and the Borrower, or, in the absence of such agreement after such Issuing Bank and the Borrower having made good faith efforts to reach such agreement, such Exchange Rate shall instead be determined by such Issuing Bank based on current market spot rates in accordance with the provisions of Section 9.21; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, such Issuing Bank, after consultation with the Borrower, may use any reasonable method customarily used by such Person for such or similar purposes, and such determination shall be prima facie evidence thereof.

“Excluded Account” means (a) deposit accounts, securities accounts and other bank accounts specially and exclusively used in the ordinary course of business for payroll, payroll taxes and other employee wage and benefit payments (or the equivalent thereof in non-U.S. jurisdictions) to or for the benefit of any employees of the Borrower or any Restricted Subsidiary, (b) deposit accounts, securities accounts and other bank accounts constituting pension fund accounts, 401(k) accounts and trust accounts (or the equivalent thereof in non-U.S. jurisdictions), (c) deposit accounts, securities accounts and other bank accounts (i) exclusively used for withholding tax and other tax accounts (including sales tax accounts) or (ii) that are fiduciary accounts, escrow accounts, or trust accounts (or the equivalent thereof in any non-U.S. jurisdiction), or other accounts which solely contain deposits made for the benefit of, or otherwise holds funds on behalf of, another Person (other than the Borrower or any Restricted Subsidiary), (d) deposit accounts and other bank accounts that are zero balance accounts, (e) petty cash and similar local accounts and (f) any other deposit accounts, securities accounts, commodity accounts and other bank accounts of the Loan Parties having an average monthly account balance, in the aggregate for such all accounts of the Loan Parties referred to in this clause (f), not exceeding $2,000,000.

“Excluded Collateral” means, in addition to such assets (including Excluded Accounts and Excluded Vessels) that are excluded from the Collateral pursuant to the terms of the Collateral Documents, (a) Equity Interests constituting more than 65.0% of the total outstanding voting Equity Interests of any CFC, Foreign Holding Company or any Disregarded Entity that owns an interest in a CFC, (b) any property or assets of any CFC (whether held directly or indirectly), (c) any property or assets of any Excluded Subsidiary (other, for so long as such Discretionary Guarantor is a Guarantor, any Discretionary Guarantor), including any property or assets of any Unrestricted Subsidiary and (d) any Equity Interests issued by any Unrestricted Subsidiary. For the sake of clarity, no Excluded Collateral shall be required to be pledged as collateral to secure any obligation of any Loan Party under any Loan Document.

“Excluded Subsidiary” means (a) each Unrestricted Subsidiary and each Subsidiary of an Unrestricted Subsidiary, (b) each Restricted Subsidiary that is an Immaterial Subsidiary, (c) each Restricted Subsidiary that is not a Wholly-Owned Subsidiary, (d) each Restricted Subsidiary that is (i) owned directly or indirectly by a CFC, (ii) is a CFC, or (iii) is a Foreign Holding Company, and (e) each other Restricted Subsidiary of the Borrower, in each case, to the extent and only for so long as (i) the Guarantee of the Obligations by such Subsidiary would be prohibited by applicable law or regulation or, to the extent existing on the Effective Date (or applicable acquisition date of such Subsidiary), contractual provisions (other than customary non-assignment provisions that are ineffective under the UCC or other applicable law or any term, covenant, condition or provision that could be waived by the Borrower or its Affiliates and only to the extent such contractual obligation was not entered into in contemplation of such Subsidiary becoming a Subsidiary or a Restricted Subsidiary), (ii) to the extent such Guarantee would result in material adverse tax consequences to the Borrower, as reasonably determined in good faith by the Borrower or (iii) the Administrative Agent and the Borrower reasonably agree that the benefits to the Lenders of obtaining a Guarantee by such Subsidiary would be outweighed by the costs in respect of the same; provided that if any Guarantor would become an Excluded Subsidiary of the type described in clause (c) above as the result of a transaction or designation permitted under the Loan Documents, such Person shall only constitute an Excluded Subsidiary of the type described in such clause (c) if (x) the Borrower and its Affiliates no longer own any Equity Interests in such Person or (y) such transaction is entered into for a bona fide purpose (and not for the purpose of releasing such Person from its Guarantee under the Loan Documents) with one or more third parties that are not Affiliates of the Borrower and, as a result of such transaction, such third parties collectively hold 50% or more of the Equity Interests in such Person; provided, further, that no Discretionary Guarantor shall constitute an Excluded Subsidiary at any time that such Discretionary Guarantor is a party to the Guaranty and Collateral Agreement and shall have otherwise complied with the requirements of Section 5.12.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(f), and (d) any withholding Taxes imposed under FATCA.

“Excluded Vessels” means (a) the Summit, (b) each of the Borrower’s and its Restricted Subsidiaries’ other Vessels that (i) is not material to the business and operations of the borrower and its Restricted Subsidiaries, taken as a whole, as determined in good faith by the Borrower in consultation with the Administrative Agent and (ii) has a fair market value (as determined by an Approved Appraiser) of less than $25,000,000 and (c) each Vessel that is owned by an Unrestricted Subsidiary.

“Existing Letters of Credit” means each letter of credit issued prior to the Effective Date by JPMorgan Chase Bank, N.A., as issuing bank, and listed on Schedule 2.06.

“Existing Revolving Note” means that certain First Amended and Restated Replacement Unsecured Revolving Promissory Note dated September 29, 2021, by and between Excelerate Energy Limited Partnership, as borrower, and Kaiser-Francis Management Company, L.L.C., as lender, in the aggregate principal amount of Two Hundred Fifty Million and no/100 Dollars ($250,000,000.00), as amended by that certain First Amendment to First Amended and Restated Replacement Unsecured Revolving Promissory Note dated October 1, 2021.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0.0%, such rate shall be deemed to be 0.0% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fleet Status Certificate” means a certificate, signed by a Responsible Officer of the Borrower and substantially in the form of Exhibit H.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable.  For the avoidance of doubt, the initial Floor for each of Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR shall be 0.0%.

“Foreign Holding Company” means any Subsidiary of a Loan Party all or substantially all of the assets of which consist of directly or indirectly Equity Interests or other securities of one or more CFCs and/or CFC Debt (or are treated as consisting of such assets for U.S. federal income tax purposes).

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” means a to be formed special purpose vehicle that is a wholly-owned Subsidiary of Parent which is to be admitted as the general partner of the Borrower.

“Governmental Authority” means the government of the United States of America or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Restricted Subsidiary of the Borrower that is party to the Guaranty and Collateral Agreement on the Effective Date or that becomes party to the Guaranty and Collateral Agreement after the Effective Date pursuant to Section 5.12, in each case unless and until such Person is released from its obligations under the Guaranty and Collateral Agreement pursuant to Section 9.20.

“Guaranty and Collateral Agreement” means that certain Guaranty and Collateral agreement, dated as of the Effective Date, among each Loan Party party thereto from time to time and the Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including greenhouse gases, nitrogen oxides, sulfur oxides, ballast water, oily bilge water, anti-fouling paint, liquefied natural gas, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Historical Audited Financials” has the meaning assigned to it in Section 3.04(a)(i).

“Historical Financial Statements” has the meaning assigned to it in Section 3.04(a)(ii).

“Historical Unaudited Financials” has the meaning assigned to it in Section 3.04(a)(ii).

“Immaterial Subsidiary” means any Restricted Subsidiary of the Borrower which, as of the last day of the most recently ended Test Period, (a) contributed less than 2.5% of Consolidated EBITDAR as calculated for such Test Period or (b) contributed less than 2.5% of Total Assets as calculated for such date; provided that, as of the last day of such Test Period, the combined (i) Consolidated EBITDAR attributable to all Immaterial Subsidiaries shall not exceed 5.0% of Consolidated EBITDAR for such Test Period and (ii) the portion of Total Assets attributable to all Immaterial Subsidiaries shall not exceed 5.0% of Total Assets as of such date, in each case, as determined in accordance with GAAP (each of Consolidated EBITDAR and Total Assets to be determined after eliminating intercompany obligations); provided, further, that no Restricted Subsidiary shall be an Immaterial Subsidiary if such Restricted Subsidiary (x) owns, or is party to a charter in respect of, one or more Collateral Vessels, (y) is the owner of any Equity Interests in a Local Content Entity which owns a Collateral Vessel or (z) is a counterparty to a material agreement pertaining to the operation, servicing and/or maintenance of one or more Vessels.

“Increasing Lender” has the meaning assigned to it in Section 2.04(a).

“Increasing Lender Certificate” has the meaning assigned to it in Section 2.04(b).

“Indebtedness” means for any Person, the following obligations of such person, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person representing the deferred purchase price of property or services other than accounts payable and accrued liabilities arising in the ordinary course of business and any earn-out, purchase price adjustment or similar obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; (c) all obligations of such Person evidenced by bonds, notes, bankers acceptances, debentures or other similar instruments of such Person, or obligations of such Person arising, whether absolute or contingent, out of letters of credit issued for such Person’s account; (d) all obligations of other Persons, whether or not assumed, secured by Liens upon property or payable out of the proceeds or revenues from property now or hereafter owned or acquired by such Person, but only to the extent of such property’s fair market value (excluding all obligations solely resulting from a pledge of the Equity Interests in an Unrestricted Subsidiary or Venture owned by the Borrower or a Restricted Subsidiary securing Non-Recourse Debt of such Unrestricted Subsidiary or Venture); (e) all Capital Lease Obligations of such Person and any monetary obligations of such Person under any Synthetic Leases or other operating leases; (f) net obligations under Swap Agreements that have been cancelled or otherwise terminated before their scheduled expiration or are otherwise due and payable; (g) all Disqualified Capital Stock of such Person; and (h) all obligations of such Person pursuant to a Guarantee of any of the foregoing obligations of another Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to it in Section 9.03(c).

“Ineligible Institution” has the meaning assigned to it in Section 9.04(b).

“Information” has the meaning assigned to it in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form of Exhibit C or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, (i) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (ii) the Maturity Date and (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period, and the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.15(e) shall be available for specification in such Borrowing Request or Interest Election Request.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness of or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); (c) the purchase or acquisition (in one or a series of transactions) of property of another Person that constitutes a business unit both before and after such purchase or acquisition or (d) the entering into of (i) any Guarantee of, or other contingent payment or credit support obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness of any other Person or (ii) any other contingent obligation with respect to Indebtedness of any other Person that directly or indirectly has the economic effect of guaranteeing or providing any payment or credit support with respect such Indebtedness or otherwise is for the purpose of assuring the owner of such Indebtedness of the payment thereof.  For purposes of covenant compliance, the amount of any Investment by any Person outstanding at any time shall be the amount actually invested (measured at the time invested), net of any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto from time to time. For the avoidance of doubt, the issuance of a Letter of Credit pursuant to Section 2.06(k) shall constitute an Investment in the applicable Unrestricted Subsidiary or Venture in an amount equal to the stated amount of such Letter of Credit.

“IPO” means an underwritten initial public offering of the common Equity Interests of Parent.

“IPO Proceeds” has the meaning assigned to it in Section 4.01(o).

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A., Barclays Bank PLC, [Morgan Stanley], Wells Fargo Bank, National Association, [Sumitomo Mitsui Banking Corporation] and any other Lender that agrees to act as an Issuing Bank (in each case, through itself or through one of its designated affiliates or branch offices), each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“Japanese Yen” means the lawful currency of Japan.

“Judgment Currency” has the meaning assigned to it in Section 9.19.

“Kaiser Affiliate Indebtedness” means unsecured Indebtedness of the Borrower or any of its Restricted Subsidiaries constituting obligations of the Borrower or such Restricted Subsidiary arising out of letters of credit issued by George B. Kaiser or an Affiliate of George B. Kaiser for the account of the Borrower or such Restricted Subsidiary solely for the purpose of providing credit support in connection with the purchase of cargo by the Borrower or such Restricted Subsidiary in the ordinary course of business.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the LC Exposure at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Presentation” means the Lender Presentation dated December 10, 2021 relating to the Borrower and the Transactions.

“Lender-Related Person” has the meaning assigned to it in Section 9.03(b).

“Lenders” means the Persons listed on Annex I and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.  Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.

“Letter of Credit” means any (a) stand-by letter of credit issued pursuant to this Agreement and (b) each Existing Letter of Credit.

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.06(b).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder.  The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Annex II, or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Effective Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent.  The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrower, and notified to the Administrative Agent.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means, at any time of determination, the sum of (a) Availability and (b) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries that are held in deposit accounts, securities accounts, commodity accounts or other bank accounts (other than Excluded Accounts) that are subject to a Control Agreement.

“Loan Documents” means this Agreement, including schedules and exhibits hereto, any Note issued hereunder, the Collateral Documents and any other agreements entered into in connection herewith by the Borrower or any Loan Party with or in favor of the Administrative Agent and/or the Lenders, including any amendments, modifications or supplements thereto or waivers thereof, letter of credit applications and any agreements between the Borrower and an Issuing Bank regarding the issuance by such Issuing Bank of Letters of Credit hereunder and/or the respective rights and obligations between the Borrower and such Issuing Bank in connection thereunder and any other documents prepared in connection with the other Loan Documents, if any.

“Loan Parties” means the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Content Entity” means any Affiliate of the Borrower (a) that owns own a Vessel or that is party to a charter party agreement, drilling contract or any demise, bareboat, time, voyage, other charter, lease or other right to use of a Vessel owned by it or by the Borrower, any Restricted Subsidiary or another Local Content Entity and (b) the capital stock or other Equity Interests of which is jointly owned by the Borrower or any Restricted Subsidiary(ies) and any other Person(s) that is(are) required or necessary under local law or custom to own capital stock or other Equity Interests in the Local Content Entity as a condition for (i) the operation of a Vessel in such jurisdiction, (ii) the ownership of any asset owned or acquired by such entity in such jurisdiction or (iii) the business transacted by such entity in such jurisdiction; provided that Local Content Entities shall not include joint ventures that are formed in the ordinary course and for purposes other than local law requirements or local law customs.

“LTM EBITDAR” means, as of any date of determination, Consolidated EBITDAR for the most recently ended Test Period.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of Parent, the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of the Parent or any Loan Party to perform any of its Obligations or (c) the rights of or benefits available to the Lenders or the other Secured Parties under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Parent, the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Parent, the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent, the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means [•], 2025; provided, however, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning assigned to it in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means the aggregate cash proceeds and the fair market value of any Cash Equivalents actually received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale or any Event of Loss by the Borrower or any Restricted Subsidiary (including, without limitation, any cash or Cash Equivalents received upon the Disposition of any non-cash consideration received in any such Asset Sale, but only as and when so received), net of (a) the direct costs relating to such transaction and the sale or Disposition of such non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, transactional fees, brokers’ fees and other professional fees, severance costs and any relocation expenses incurred as a result of such transaction, (b) amounts actually paid or payable or distributed or required to be distributed in cash in respect of, or for the purpose of, total federal, state, local and foreign income, value added and similar taxes as a result of such transaction, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such transaction, or which must by its terms, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid out of the proceeds from such transaction, (iv) payments (or arrangements for payments made) of unassumed liabilities (not constituting Indebtedness) relating to any of the assets so Disposed of at the time of, or within thirty (30) days after the date of, such transaction, and (v) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets, for indemnification obligations of the Borrower or any of its Restricted Subsidiaries in connection with such transaction or for other liabilities associated with such transaction and retained by the Borrower or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Cash Proceeds shall include only the amount of the reserve so reversed or the amount of cash actually returned to the Borrower or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“New Zealand Dollars” means the lawful currency of New Zealand.

“Non-Recourse Debt” means any Indebtedness of any Unrestricted Subsidiary or Venture in respect of which the holder or holders thereof have no recourse (including by way of guaranty, support, security or indemnity) to the Borrower or any Restricted Subsidiary or to any of their property, whether for principal, interest, fees, expenses or otherwise, except for Equity Interests of any Unrestricted Subsidiary or Venture.

“Norwegian Kroner” means the lawful currency of the Kingdom of Norway.

“Note” has the meaning assigned such term in Section 2.10(e).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0.0%, such rate shall be deemed to be 0.0% for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Parent, the Borrower or any other Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit or under any Specified Swap Agreement or Specified Cash Management Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding, including, in each case, all renewals, extensions and/or rearrangements of any of the above.  Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrower or any other Loan Party under any Loan Document, (b) all Specified Swap Agreement Obligations, (c) all Specified Cash Management Obligations and (d) the obligation of the Borrower or any other Loan Party to reimburse any amount in respect of any of the foregoing that the Administrative Agent, any Lender, any holder of Specified Swap Agreement Obligations or any Specified Cash Management Provider, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower or any other Loan Party in accordance with the terms of the Loan Documents, Specified Swap Agreements and Specified Cash Managements, as applicable.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” has the meaning specified in introductory paragraph hereof.

“Parent Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, between Parent and, if applicable, the General Partner, as pledgors, and the Administrative Agent.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” has the meaning assigned to it in Section 9.16.

“Payment” has the meaning assigned to it in Section 8.06(c).

“Payment Notice” has the meaning assigned to it in Section 8.06(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)          Liens imposed by law for Taxes that are not yet overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

(a)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law or pursuant to customary clauses in contracts with carriers, warehousemen, mechanics, materialmens, repairmens and the like, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

(b)          pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(c)           Liens on deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(d)           judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(e)         easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(f)          leases, licenses, subleases or sublicenses granted to third parties in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)          Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(h)          Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(i)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business so long as such Liens only cover the related goods;

(j)          Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(k)         Liens, titles and interests of lessors (including sub-lessors) of property leased by such lessors to the Borrower or any other Loan Party, restrictions and prohibitions on encumbrances and transferability with respect to such property and the Borrower’s or such other Loan Party’s interests therein imposed by such leases, and Liens and encumbrances encumbering such lessors’ titles and interests in such property and to which the Borrower’s or such other Loan Party’s leasehold interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record, provided that such Liens do not secure Indebtedness and do not encumber Property of the Borrower or any other Loan Party other than the property that is the subject of such leases and items located thereon;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means (a) George B. Kaiser, who owns, directly and indirectly, substantially all of Excelerate Energy Holdings, LLC; (b) (i) the descendants of George B. Kaiser and members of their immediate families, or any estate or heir of any of the foregoing, and (ii) any trust, limited partnership, limited liability company, corporation or other entity, the beneficiaries, partners, members, shareholders or other equity holders of which consist solely of one or more Persons referenced in clause (b)(i) of this definition; (c) George B. Kaiser’s Affiliates (other than Parent and any Person that is Controlled by Parent); and (d) the George Kaiser Family Foundation.

“Permitted Maritime Liens” means, at any time with respect to a Vessel owned by the Borrower or its Restricted Subsidiaries:

(a)          Liens for crews’ wages (including the wages of the master of such Vessel) that are discharged in the ordinary course of business and have accrued for not more than forty-five (45) days unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Loan Party and such Loan Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject such Vessel to sale, forfeiture or loss;

(b)          Liens for salvage (including contract salvage) or general average, and Liens for wages of stevedores employed by the applicable Vessel owner, the master of such Vessel or a charterer or lessee of such Vessel, which in each case have accrued for not more than forty-five (45) days unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Loan Party and such Loan Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject such Vessel to sale, forfeiture or loss;

(c)        shipyard Liens and other Liens arising by operation of law arising in the ordinary course of business in operating, maintaining, repairing, modifying, refurbishing, or rebuilding such Vessel (other than those referred to in clauses (a) and (b) above), including maritime Liens for necessaries, which in each case have accrued for not more than forty-five (45) days unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Loan Party, and such Loan Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject such Vessel to sale, forfeiture, or loss;

(d)         Liens for damages arising from maritime torts which are unclaimed, or are covered by insurance and any deductible applicable thereto, or in respect of which a bond or other security has been posted on behalf of the relevant Loan Party with the appropriate court or other tribunal to prevent the arrest or secure the release of such Vessel from arrest, unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Loan Party, and such Loan Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject such Vessel to sale, forfeiture, or loss;

(e)          Liens that, as indicated by the written admission of liability therefor by an insurance company, are covered by insurance (subject to reasonable deductibles); and

 (f)         Liens for charters or subcharters or leases or subleases, including any charter, subcharter, lease or sublease described in Schedule 6.02, in each case, permitted under this Agreement.

“Permitted Payments to Parent Entities” means any payment to a direct or indirect parent of the Borrower (a “Parent Entity”), in amounts required for any Parent Entity to pay the following, as and when the same become due and payable, in each case without duplication:

(a)        reasonable accounting, legal and administrative expenses (including, without limitation, expenses related to reporting obligations and any franchise and similar taxes, and other fees and expenses, required to maintain its corporate existence) of such Parent Entity, in each case, to the extent such costs and expenses are reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(b)         reasonable fees and expenses of such Parent Entity incurred in connection with any offering or issuance, repayment, extension, amendment or exchange of Indebtedness or offering or issuance or exchange or redemption or split or reverse split of any Equity Interests by such Parent Entity, in each case, that is permitted under the Loan Documents;

(c)          costs of such Parent Entity associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934 or any other comparable body of laws, rules or regulations, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the listing of such entity’s equity securities on a national securities exchange;

(d)          customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such Parent Entity, to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; and

(e)           so long as no Event of Default has occurred and is continuing, repurchases of Equity Interests of any Parent Entity that are owned by employees, officers or directors of such Parent Entity upon their termination or death.

“Permitted Refinancing Indebtedness” means any Indebtedness (for purposes of this definition, “New Indebtedness”) issued or incurred for any refinancing or replacement of any other Indebtedness (the “Refinanced Indebtedness”), that complies with all of the following requirements: (a) the aggregate principal amount of such New Indebtedness is not in excess of the sum of the principal amount of the Refinanced Indebtedness plus amounts to fund any original issue discount or upfront fees relating thereto plus amounts to fund accrued interest, fees, expenses and premiums, (b) such New Indebtedness does not have (i) any scheduled principal payments or a stated maturity prior to the date that is ninety-one (91) days following the earlier of (A) the stated maturity date of the Refinanced Indebtedness and (B) the Maturity Date or (ii) a weighted average life to maturity that is that is shorter than the weighted average life to maturity of the Refinanced Indebtedness, (c) if such New Indebtedness is secured, such New Indebtedness (i) shall be subject to an intercreditor agreement providing that the Liens securing such New Indebtedness are junior to the Liens securing the Obligations to at least the same extent as the Liens securing the Refinanced Indebtedness and (ii) is not secured by any assets other than the Collateral, (d) no Subsidiary of the Borrower (other than a Guarantor or a Person who becomes a Guarantor in connection therewith) is an obligor under such New Indebtedness, (e) such New Indebtedness (and any guarantees thereof) is subordinated in right of payment to the Obligations to at least the same extent as the Refinanced Indebtedness was and (f) such New Indebtedness does not impose any other restriction or event of default which is not also being offered to the Lenders concurrently.

“Permitted Tax Distributions” means cash distributions by the Borrower to Parent and the other direct or indirect beneficial owners of the Borrower in respect of any taxable period in which the Borrower is a partnership or Disregarded Entity for U.S. federal income tax purposes in an amount not to exceed for each such period, an amount, reasonably determined by the Borrower, equal to (a) the estimated cumulative aggregate combined U.S. federal, state, and local income allocated to the Borrower’s beneficial owners, directly or indirectly, from the Borrower and its Subsidiaries for the relevant taxable period, reduced by any U.S. federal and state loss carryforwards attributable to expenses or losses allocated to such member or partner, directly or indirectly, from the Borrower and its Subsidiaries for prior taxable periods to the extent such loss is permitted to be deductible against income in the current taxable period and to the extent such loss carryforward has not already been taken into account, and calculated by (x) disregarding the effect of any special basis adjustments under Code section 743(b) and (y) assuming that such beneficial owners’ only items of income, gain, expense and loss are from the Borrower and its Subsidiaries, multiplied by (b) a percentage equal to the highest combined marginal U.S. federal and applicable state and/or local income tax rate in effect for a corporation, residing in the city of New York (taking into account the character of the applicable income).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Philippine Pesos” means the lawful currency of the Republic of the Philippines.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pound Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or its Controlling person or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.18.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) Business Days preceding the date of such setting, (b) if such Benchmark is Daily Simple SOFR, then four (4) Business Days prior to such setting or (c) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Business Asset” means (a) one or more Vessels, (b) the Equity Interests of a Person owning one or more Vessels and/or (c) any other related asset that is useful in the business in which the Borrower and the Restricted Subsidiaries are engaged, or are planning to engage in, on the date of this Agreement or any similar line of business.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Entities” has the meaning assigned to it in Section 5.01.

“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (a) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (b) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Required Insurance” has the meaning assigned to it in Section 5.06(a).

“Required Lenders” means, subject to Section 2.21, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Section 7.01 or the Commitments terminating or expiring, Lenders having Revolving Credit Exposures and Unfunded Commitments representing more than 50% of the sum of the Total Revolving Credit Exposure and Unfunded Commitments at such time (in each case determined on the basis of the Dollar Equivalent of any amounts denominated in any currencies other than U.S. Dollars), and (b) for all purposes after the Loans become due and payable pursuant to Section 7.01 or the Commitments expire or terminate, Lenders having Revolving Credit Exposures representing more than 50% of the Total Revolving Credit Exposure at such time (in each case determined on the basis of the Dollar Equivalent of any amounts denominated in any currencies other than U.S. Dollars).

“Reset Date” has the meaning assigned to such term in Section 9.22.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, for any Person, the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, other Financial Officer, director, secretary or assistant secretary, or other similar officer of such Person. Unless otherwise specified, all references herein to a Responsible Officer means a Responsible Officer of the Borrower.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary. For the avoidance of doubt, “Restricted Subsidiary” shall also include each Local Content Entity and each such entity’s respective Subsidiaries, in each case, that is not an Unrestricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sale-Leaseback Transaction” means any arrangement whereby any Person shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

 “Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the United State of America.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Banks, the holders of any Specified Swap Agreement Obligations and the Specified Cash Management Providers.

“Singapore Dollars” means the lawful currency of the Republic of Singapore.

 “SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“South African Rands” means the lawful currency of the Republic of South Africa.

“Specified Cash Management Obligations” means obligations in respect of any agreement providing for treasury, depositary, purchasing card, credit card or other cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between (a) a Loan Party, on the one hand, and (b) any Person that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender, on the other hand, at the time such Person enters into such agreement or transaction (regardless of whether such Person subsequently ceases to be the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender) (any Person referred to in this clause (b), a “Specified Cash Management Provider”).

“Specified Cash Management Provider” has the meaning assigned to such term in the definition of “Specified Cash Management Obligations”.

“Specified Currency” means each of the following currencies: Australian Dollars, Canadian Dollars,  Euros,  Japanese Yen, New Zealand Dollars, Norwegian Kroner,  Pound Sterling,  Swedish Kronor, Swiss Francs,  UAE Dirhams,  Bangladeshi Takas,  Brazilian Real,  Philippine Pesos,  Singapore Dollars, South African Rands and any other major currency as may be requested by the Company and agreed to by the Administrative Agent and each applicable Issuing Bank in its sole discretion, provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars.

“Specified Equity Contribution” has the meaning assigned to it in Section 6.10(c).

“Specified Swap Agreement” means any Swap Agreement that is entered into between (a) any Loan Party, on the one hand and (b) any Person that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender, on the other hand, at the time such Person enters into such Swap Agreement (regardless of whether such Person subsequently ceases to be the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender).

“Specified Swap Agreement Obligations” means any and all obligations of any Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Specified Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Specified Vessels” means (a) the Excellence and (b) the Excelsior.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means, unless stated otherwise, any subsidiary of the Borrower. For the avoidance of doubt, “Subsidiary” shall also include each Local Content Entity and each such entity’s respective Subsidiaries.

“Supported QFC” has the meaning assigned to it in Section 9.18.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Restricted Subsidiaries shall be a Swap Agreement.

“Swedish Kronor” means the lawful currency of the Kingdom of Sweden.

“Swiss Francs” means the lawful currency of the Swiss Confederation.

“Synthetic Leases” means, in respect of any Person, all leases, including sale and leaseback transactions, which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the property subject to such operating lease upon expiration or early termination of such lease.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement dated as of [●], 2022, entered into by Parent, the Borrower, EE Holdings, the George Kaiser Family Foundation (or their Affiliates), and the other parties thereto.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.  If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Test Period” means, as of the last day of any fiscal quarter, the most recently ended period of four (4) consecutive fiscal quarters ending on such date; provided that with respect to any pro forma calculation of the Consolidated Total Leverage Ratio or Consolidated Interest Coverage Ratio pursuant to Section 6.04, Section 6.05, Section 6.07, or any other provision of this Agreement, “Test Period” means, as of any date of determination, the most recently ended period of four (4) consecutive fiscal quarters for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or (b), as applicable.

“Total Assets” means, as of any date of determination, the aggregate book value of the assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of such date.

“Total Revolving Credit Exposure” means, at any time, the sum of (a) the outstanding principal amount of the Loans at such time and (b) the total LC Exposure at such time.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents and the payment of all fees, costs and expenses in connection therewith, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate or the Alternate Base Rate.

“UAE Dirhams” means the lawful currency of the United Arab Emirates.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Commitment” means, with respect to each Lender, the Commitment of such Lender less its Revolving Credit Exposure.

“Unrestricted Subsidiary” means, (a) as of the Effective Date, each Subsidiary set forth on Schedule 5.14 and (b) after the Effective Date, any Subsidiary designated as an Unrestricted Subsidiary in accordance with Section 5.14 (unless and until such Subsidiary is thereafter designated as a Restricted Subsidiary pursuant to Section 5.14).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.18.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.18(f)(ii)(B)(3).

“Venture” has the meaning assigned to it in Section 6.05(d).

“Vessel” means (a) any floating storage and regasification unit, (b) any liquefied natural gas carrier vessel and (c) any other type vessel involved in the LNG transportation, storage and regasification industry.

“Wholly-Owned Subsidiary” means (a) any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares under applicable law), on a fully-diluted basis, are owned by the Borrower and/ or one or more of the Wholly-Owned Subsidiaries or (b) any Subsidiary that is organized in a jurisdiction and is required by the applicable laws and regulations of such jurisdiction to be partially owned by the government of such jurisdiction or individual or corporate citizens of such jurisdiction, provided that the Borrower, directly or indirectly, owns the remaining Equity Interests in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly-Owned Subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02          Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Term Benchmark Borrowing”).

Section 1.03          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04            Accounting Terms; GAAP; Sequoia Lease.

(a)            Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)           At any time after the Effective Date, the Borrower may elect to cause the operating lease in respect of the Sequoia to be treated as a capital lease on a going-forward basis for purposes of determining compliance with the financial covenants under Section 6.10, so long as after giving pro forma effect to such reclassification, the Borrower is in pro forma compliance with the financial covenants under Section 6.10.

Section 1.05            Interest Rates; Benchmark Notification.  The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform.  Upon the occurrence of a Benchmark Transition Event, Section 2.15(b) provides a mechanism for determining an alternative rate of interest.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability.  The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06            Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit available to be drawn at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is available to be drawn at such time.

Section 1.07           Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
THE CREDITS

Section 2.01            Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.11) in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.02            Loans and Borrowings.

i)              Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(a)          Subject to Section 2.15, each Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans, as the Borrower may request in accordance herewith.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(b)             At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $500,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Term Benchmark Borrowings outstanding.

(c)             Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03          Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower.  Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)          the aggregate amount of the requested Borrowing;

(ii)         the date of such Borrowing, which shall be a Business Day;

(iii)        whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

(iv)       in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)       the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04            Increase in Commitments.

(a)           Subject to the conditions set forth in Section 2.04(b), the Borrower may request (i) that one or more Lenders (each an “Increasing Lender”) increase its Commitment then in effect and/or (ii) that one or more Persons which at such time are not Lenders become a Lender (each such Person, an “Additional Lender”) and provide a Commitment hereunder.  Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Lender be the Borrower, an Affiliate of the Borrower or a natural person.

(b)             Any increase under Section 2.04(a) shall be subject to the following additional conditions:

(i)          no increase shall be permitted if, after giving effect thereto, the aggregate Commitments would exceed $350,000,000;

(ii)         the Borrower may not request any such increase more than once per fiscal quarter;

(iii)        no Lender’s Commitment may be increased without the consent of such Lender;

(iv)       any addition of an Additional Lender shall require the consent of the Administrative Agent and each Issuing Bank (such consent not be unreasonably withheld or delayed);

(v)         (A) at the time of and immediately after giving effect to such increase and any Borrowing made on the date of such increase, (1) all of the representations and warranties contained in the Loan Documents shall be true and correct in all material respects (or if already qualified by materiality, all respects), (2) no Default shall exist or would result from such increase, and (3) the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.10 as of the last day of the most recently ended fiscal quarter for which the financial statements and compliance certificate required under Section 5.01 have been delivered to the Administrative Agent and the Lenders (calculated as though any Borrowing made on the date of such increase had been made as of the last day of such fiscal quarter) and (B) the Administrative Agent shall have received a certificate of a Responsible Officer certifying as to compliance with the foregoing clause (A);

(vi)      if the Borrower elects to increase the Commitment of one or more Lenders, then the Borrower and each such Increasing Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit G-1 (an “Increasing Lender Certificate”) and the Borrower shall (A) if requested by any Increasing Lender, deliver a Note payable to such Increasing Lender in a principal amount equal to its Commitment and otherwise duly completed and (B) pay any applicable fees as may have been agreed to between the Borrower, such Increasing Lender and/or the Administrative Agent;

(vii)      if the Borrower elects to increase the Commitments by causing one or more Additional Lenders to become a party to this Agreement, then the Borrower and each such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit G-2 (an “Additional Lender Certificate”), together with an Administrative Questionnaire for each Additional Lender, and the Borrower shall (A) if requested by any Additional Lender, deliver a Note payable to such Additional Lender in a principal amount equal to its Commitment and otherwise duly completed and (B) pay any applicable fees as may have been agreed to between the Borrower, any Additional Lender and/or the Administrative Agent; and

(viii)     the Borrower shall deliver or cause to be delivered such corporate resolutions, legal opinions or other documentation as may be reasonably requested by the Administrative Agent.

(c)            From and after the effective date specified in the Increasing Lender Certificate and/or the Additional Lender Certificate: (i) the amount of each Lender’s Commitment shall be increased as set forth therein, and (ii) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Loan Documents.  In addition, each Increasing Lender and Additional Lender shall be deemed to have purchased a pro rata portion of the outstanding Loans and participation interests in Letters of Credit of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Increasing Lender and any Additional Lender) shall hold its Applicable Percentage of the outstanding participation interests in Letters of Credit after giving effect to the increase and the resulting modification of each Lender’s Applicable Percentage and Commitment.  Any outstanding Loans shall be reallocated among the Lender such that each Lender holds Loans ratably in accordance with its Applicable Percentage and the Borrower shall pay any break funding costs under Section 2.17 associated with such reallocation.

(d)            Upon its receipt of a duly completed Increasing Lender Certificate and/or an Additional Lender Certificate, executed by the Borrower and the Lender or by the Borrower and the Additional Lender party thereto, as applicable, and the Administrative Questionnaire, the Administrative Agent shall accept such Increasing Lender Certificate and/or Additional Lender Certificate and record the information contained therein in the Register.

(e)            Upon any increase pursuant to this Section 2.04, (i) each Lender’s Applicable Percentage shall be automatically deemed amended to the extent necessary so that each such Lender’s Applicable Percentage equals the percentage of the aggregate Commitments represented by such Lender’s Commitment, in each case after giving effect to such increase, and (ii) Annex I shall be deemed amended to reflect the Commitment of any Increasing Lender and any Additional Lender, and any changes in the Lenders’ respective Applicable Percentages and Commitments contemplated by this Section 2.04.

Section 2.05            [Reserved].

Section 2.06             Letters of Credit.

(a)             General.  Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank to issue Letters of Credit (the stated amount of which may be denominated in Dollars or in any Specified Currency) as the applicant thereof for the support of its or its Restricted Subsidiaries’ and, subject to Section 2.06(k), Unrestricted Subsidiaries’ and Ventures’, obligations, in a form reasonably acceptable to such Issuing Bank, at any time and from time to time during the Availability Period.

(b)         Notice of Issuance, Amendment, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Bank) to an Issuing Bank selected by it and to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension, but in any event no less than three (3) Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.06(c) below), the currency denomination and stated amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit.  In addition, as a condition to any such Letter of Credit issuance, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the respective Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”).  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control.  A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) (x) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Bank at such time plus (y) the Dollar Equivalent of the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed its Letter of Credit Commitment, (ii) the LC Exposure shall not exceed the total Letter of Credit Commitments and (iii) no Lender’s Revolving Credit Exposure shall exceed its Commitment.  The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in the foregoing clauses (i) through (iii) above shall not be satisfied.

An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i)         any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or

(ii)         the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c)             Expiration Date.  Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, one (1) year after such extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided, that if the Borrower so requests, the relevant Issuing Bank shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that (A) any such Auto-Renewal Letter of Credit must permit such Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued (and such Issuing Bank shall give such notice of non-renewal to the beneficiary if so directed by the Borrower) and (B) such Issuing Bank will not permit the renewal of any Letter of Credit that would result in the expiration date of such Letter of Credit being later than the date that is five (5) Business Days prior to Maturity Date. Unless otherwise notified in writing to the Borrower by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (x) one (1) year from the date of such renewal and (y) the date that is five (5) Business Days prior to the Maturity Date; provided that the Issuing Bank shall not permit any such renewal if (i) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.06 or otherwise), or (ii) it has received notice from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 are not then satisfied

(d)            Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount (after converting, if necessary, such amount into Dollars using the applicable Exchange Rate in effect on such date) available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the respective Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement (after converting, if necessary, such amount into Dollars using the applicable Exchange Rate in effect on such date) made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.06(e), or of any reimbursement payment required to be refunded to the Borrower for any reason, including after the Maturity Date.  Each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

(e)           Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that if such LC Disbursement is not less than $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount (after converting, if necessary, such amount into Dollars using the applicable Exchange Rate in effect on such date), to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment (after converting, if necessary, such amount into Dollars using the applicable Exchange Rate in effect on such date) then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment (after converting, if necessary, such amount into Dollars using the applicable Exchange Rate in effect on such date) to the respective Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)           Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.06(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the respective Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)             Disbursement Procedures.  The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit.  Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment if such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)          Interim Interest.  If the Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.06(e), then Section 2.14(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.06(e) to reimburse such Issuing Bank for such LC Disbursement shall be for the account of such Lender to the extent of such payment.

(i)              Replacement and Resignation of an Issuing Bank.

(i)        An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b).  From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(ii)        Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above.

(j)              Cash Collateralization.

(i)         If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account or accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or (i).  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  In addition, and without limiting the foregoing or Section 2.06(c), if any LC Exposure remains outstanding after the expiration date specified in said paragraph (c), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 105% of such LC Exposure as of such date plus any accrued and unpaid interest thereon.

   (ii)        The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in the Collateral Account.  Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within two (2) Business Days after all Events of Default have been cured or waived.

(k)           Letters of Credit Issued for Account of Subsidiaries and Ventures.  If after giving pro forma effect to the issuance of any Letter of Credit (assuming for purposes of this Section 2.06(k) that the issuance of such Letter of Credit constitutes an Investment in the applicable Unrestricted Subsidiary or Venture in an amount equal to the stated amount of such Letter of Credit), such Investment would be permitted under Section 6.04, Letters of Credit may be issued for the account of Unrestricted Subsidiaries and Ventures hereunder in respect of obligations (other than Indebtedness) of such Unrestricted Subsidiary or Venture arising in the ordinary course of business. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Restricted Subsidiary or an Unrestricted Subsidiary or Venture, or states that a Restricted Subsidiary or an Unrestricted Subsidiary or Venture is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary or Unrestricted Subsidiary or Venture in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary or Unrestricted Subsidiary or Venture in respect of such Letter of Credit.  The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Ventures, Restricted Subsidiaries and Unrestricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Ventures, Restricted Subsidiaries and Unrestricted Subsidiaries.

(l)             Existing Letters of Credit.  On the Effective Date, each Existing Letter of Credit will be deemed issued under this Agreement without need for any request by the Borrower.

Section 2.07            Funding of Borrowings.

(a)           Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.07(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08            Interest Elections.

(a)           Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)             To make an election pursuant to this Section 2.08, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower.

(c)            Each Interest Election Request shall be substantially in the form of Exhibit C and shall specify the following information in compliance with Section 2.02:

(i)         the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv)        if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)             Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)             If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is one month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09            Termination and Reduction of Commitments.

(a)             Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)             The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.12, any Lender’s Revolving Credit Exposure would exceed its Commitment.

(c)            The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.09(b) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.09(c) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments pursuant to this Section 2.09(c) shall be permanent and may not be reinstated.  Each reduction of the Commitments pursuant to this Section 2.09(c) shall be made ratably among the Lenders in accordance with their respective Applicable Percentages.

(d)            In connection with any mandatory prepayment pursuant to Section 2.12(c) that, when taken together with all other mandatory prepayments pursuant to Section 2.12(c) during the term of this Agreement, exceeds $5,000,000 (the “Commitment Reduction Threshold”), the Commitments then in effect shall be reduced by an amount equal to the amount of such prepayment (taken together with all other mandatory prepayments pursuant to Section 2.12(c) during the term of this Agreement) in excess of the Commitment Reduction Threshold (or, if less, by the total amount of Commitments then in effect).  Any reduction of Commitments pursuant to this Section 2.09(d) shall be permanent and may not be reinstated. Each reduction of the Commitments pursuant to this Section 2.09(d) shall be allocated ratably among the Lenders in proportion to their respective Applicable Percentages.  The Administrative Agent shall give prompt notice to each Lender of any such reduction of the Commitments.

Section 2.10            Repayment of Loans; Evidence of Indebtedness.

(a)            The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to Section 2.10(b) or (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)             Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit D or such other form approved by the Administrative Agent (each, a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns).  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form.

Section 2.11            Optional Prepayments.

(a)             The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 2.11(b).

(b)         The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing pursuant to this Section 2.11 shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments pursuant to this Section 2.11 shall be accompanied by accrued interest to the extent required by Section 2.14 and any break funding payments required by Section 2.17.

Section 2.12            Mandatory Prepayments.

(a)             If, after giving effect to any termination or reduction of the Commitments, the Total Revolving Credit Exposure exceeds the Commitments then in effect, then the Borrower shall (i) prepay Loans on the date of such termination or reduction in an aggregate principal amount sufficient to eliminate such excess and (ii) if any such excess remains after prepaying all of the Borrowings as a result of any LC Exposure, pay to the Administrative Agent, on behalf of the Lenders, cash collateral, as provided in Section 2.06(j), in respect of LC Exposure existing at such time in an aggregate amount sufficient to eliminate such remaining excess.

(b)            If, as of the last day of any calendar month (or if such day is not a Business Day, the immediately preceding Business Day) (each such date, an “Excess Cash Test Date”), (i) Loans are outstanding and (ii) Available Cash as of such Excess Cash Test Date exceeds $50,000,000 (any such excess, “Excess Cash”), then the Borrower shall notify the Administrative Agent thereof in accordance with Section 5.01(i) and the Borrower shall prepay, within five (5) Business Days after such Excess Cash Test Date, Loans in an aggregate principal amount equal to the lesser of (A) the Excess Cash as of such Excess Cash Test Date and (B) the aggregate principal amount of Loans then outstanding.

(c)           Promptly (but in any event within three (3) Business Days) following the receipt by the Borrower or any Restricted Subsidiary of any Net Cash Proceeds from any Asset Sale or any Event of Loss, in each case, in excess of (i) $5,000,000 for any single Asset Sale or Event of Loss and (ii) $7,500,000 in the aggregate for all such Asset Sales and Events of Loss during the term of this Agreement, the Borrower shall prepay Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds unless, within three (3) Business Days of receiving such Net Cash Proceeds, the Borrower notifies the Administrative Agent in writing of the intent of one or more Loan Parties or Restricted Subsidiaries to reinvest all or a portion of such Net Cash Proceeds in one or more Related Business Assets within the relevant Designated Reinvestment Period following receipt of such Net Cash Proceeds; provided that (x) no Event of Default shall have occurred and be continuing at the time of the application of such Net Cash Proceeds for such reinvestment, and (ii) any such Net Cash Proceeds not actually reinvested within the relevant Designated Reinvestment Period in accordance with the foregoing shall be promptly applied by the Borrower to prepay the Loans in accordance with this Section 2.12(c) after the end of such Designated Reinvestment Period.

(d)           Any mandatory prepayment of Loans pursuant hereto shall not be limited by the notice or minimum prepayment requirements set forth in Section 2.11.  Except as otherwise provided by Section 2.09(d), any prepayment or cash collateralization pursuant to this Section 2.12 shall be made without any corresponding reduction to the Commitments.  Each prepayment of a Borrowing pursuant to this Section 2.12 shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments pursuant to this Section 2.12 shall be accompanied by accrued interest to the extent required by Section 2.14 and any break funding payments required by Section 2.17.

Section 2.13            Fees.

(a)           The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the daily amount of the unused portion of each Lender’s Commitment during the period from and including the Effective Date to but excluding the date on which such Commitment terminates.  Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth (15th) day following such last day and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period but excluding the date on which the Commitments terminate).

(b)          The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a participation fee with respect to its participations in each outstanding Letter of Credit, which shall accrue on the daily maximum stated amount then available to be drawn under such Letter of Credit at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Loans, during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at the rate of 0.125% per annum on the daily maximum stated amount then available to be drawn under such Letter of Credit, during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of such Issuing Bank relating the Letters of Credit as from time to time in effect.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth (15th) day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For any Letter of Credit issued with a stated amount in any Specified Currency, the fees shall be converted into Dollars using the applicable Exchange Rate in effect five (5) Business Days before any fee with respect thereto shall be due and payable hereunder.

(c)            The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)             All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

Section 2.14            Interest.

(a)             The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)           The Loans comprising each Term Benchmark Borrowing shall bear interest in the case of a Term Benchmark Loan, at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.14 or (ii) in the case of any other amount, 2.0% plus the rate applicable to ABR Loans as provided in Section 2.14(a).

(d)             Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) default interest accrued pursuant to Section 2.14(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           Interest computed by reference to the Term SOFR Rate hereunder shall be computed on the basis of a year of 360 days.  Interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year).  In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination.  The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.15            Alternate Rate of Interest.

(a)             Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.15, if:

(i)       the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR, Daily Simple SOFR; or

(ii)         the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.15(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.15(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.  Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.15(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.15(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.15(a)(i) or (ii) above, on such day.

(b)             Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.15), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders

(c)             Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)             The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.15.

(e)          Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)            Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (i) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (ii) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.  Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.15, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day.

Section 2.16            Increased Costs.

(a)             If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR Rate) or Issuing Bank;

(ii)        impose on any Lender or Issuing Bank or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)       subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)            A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Section 2.16(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.16 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.17            Break Funding Payments.

(a)             With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(b)             With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.18            Withholding of Taxes; Gross-Up.

(a)             Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)             Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)             Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.18, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)             Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)             Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.18(e).

(f)              Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)        any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments payable to such Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable; or

(4)        to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)           Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.18(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.18(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.18(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)             Survival.  Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)            Defined Terms.  For purposes of this Section 2.18, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 2.19            Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)            The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 12:00 noon, New York City time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York, except payments to be made directly to Issuing Banks as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  If the Borrower does not, or is unable for any reason to, effect payment of an obligation to reimburse an LC Disbursement owing to an Issuing Bank with respect to a Letter of Credit issued in a Specified Currency in such Specified Currency or if the Borrower shall default in the payment when due of any payment in a Specified Currency, such payment shall be made to the Lenders in the Dollar Equivalent of such currency determined in accordance with Section 9.22.

(b)            At any time that payments are not required to be applied in the manner required by Section 7.03, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)             If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)            Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower to the Administrative Agent pursuant to Section 2.11(b)), notice from the Borrower that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.

Section 2.20            Mitigation Obligations; Replacement of Lenders.

(a)             If (i) any Lender requests compensation under Section 2.16 or (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Sections 2.16 or 2.18, as the case may be, in the future and (B) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If (i) any Lender requests compensation under Section 2.16, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, (iii) if any Lender becomes Defaulting Lender, or (iv) any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby which has been approved by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.16 or 2.18) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each party hereto agrees that (A) an assignment required pursuant to this Section 2.20(b) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (B) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.21           Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)             fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.13(a);

(b)          any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.03 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section 2.21; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section 2.21; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders pro rata in accordance with their respective Applicable Percentages without giving effect to clause (d) below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c)             the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(d)             if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)         all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Commitment;

(ii)        if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 7.02(c) for so long as such LC Exposure is outstanding;

(iii)      if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)        if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.13(a) and Section 2.13(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)         if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender under Section 2.13(a) (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(vi)       so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(d), and LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(d)(i) (and such Defaulting Lender shall not participate therein).

(e)             If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Issuing Banks shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(f)             In the event that each of the Administrative Agent, the Borrower and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Borrower (and where applicable, Parent) represents and warrants to the Administrative Agent, the Issuing Banks and the Lenders, as of the Effective Date and as of each other date as may be specified by the terms of any Loan Document, as follows:

Section 3.01           Organization; Powers.  Each of Parent, the Borrower and its Restricted Subsidiaries is (a) duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own the material property and material assets it uses in its business and to otherwise carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02            Authorization; Enforceability.  The Transactions are within Parent’s and each Loan Party’s  corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action.  This Agreement has been duly executed and delivered by Parent and the Borrower and constitutes a legal, valid and binding obligation of Parent and the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03            Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) filings necessary to perfect and maintain the perfection of the Liens on the Collateral granted by the Loan Parties under the Loan Documents, (ii) such as have been obtained or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other action, notices or filings the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law, rule or regulation or the charter, by-laws or other organizational documents of Parent, the Borrower or any of its Restricted Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other material instrument binding upon Parent, the Borrower or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by Parent, the Borrower or any of its Restricted Subsidiaries, and (d) will not result in the creation or imposition of, or the requirement to create, any Lien on any asset of Parent, the Borrower or any of its Restricted Subsidiaries (other than Liens permitted by this Agreement).

Section 3.04            Financial Condition; No Material Adverse Change.

(a)            Parent and the Borrower have heretofore furnished to the Administrative Agent and the Lenders each of (i) the consolidated balance sheets and statements of income, stockholders equity and cash flows of Parent and its consolidated Subsidiaries for each of the nine-month period ended September 30, 2021 and the fiscal year ended December 31, 2020 (the “Historical Unaudited Financials”), and (ii) combined balance sheets and statements of income, stockholders equity and cash flows of the Borrower, the accounting predecessor of Parent and its consolidated Subsidiaries for each of the fiscal years ended December 31, 2019 and December 31, 2020, each as set forth in Parent’s registration statement on Form S-1 declared effective by the SEC in connection with the IPO (the “Historical Audited Financials” and, together with the Historical Unaudited Financials, the “Historical Financial Statements”).  Such Historical Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of Parent, the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)            Since December 31, 2020, there has been no material adverse change in the business, assets, operations or financial condition of Parent, the Borrower and its Restricted Subsidiaries, taken as a whole.

Section 3.05            Properties.

(a)            Each of Parent, the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to their businesses, taken as a whole, subject to no Liens, except for Liens permitted by Section 6.02 and minor defects in title that do not interfere with their ability to conduct their businesses, taken as a whole, as currently conducted or to utilize such properties for their intended purposes.

(b)           Each of the Borrower and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to their businesses, taken as a whole, and the use thereof by the Borrower and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)             All property of Parent, the Borrower and its Restricted Subsidiaries that is reasonably necessary for the operation of their businesses is in good working condition in all material respects and is maintained in accordance with prudent business standards for similar businesses in their industry.

Section 3.06            Litigation and Environmental Matters.

(a)            There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Parent or the Borrower, threatened in writing against or affecting Parent, the Borrower, any of its Restricted Subsidiaries or any of their respective Vessels (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)          Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (and with respect to clauses (i) and (ii), any of their respective Vessels) (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)             Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07          Compliance with Laws and Agreements; No Default.  Each of Parent, the Borrower and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, in each case, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

Section 3.08           Investment Company Status.  None of Parent, the Borrower or any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09            Taxes.  Each Loan Party, has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which the Loan Party has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10           ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  Except as would not reasonably be expected to result in a Material Adverse Effect, (a) the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and (b) the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

Section 3.11            Disclosure.

(a)             Neither the Lender Presentation nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of Parent, the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished and taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)            As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.  The Borrower has provided such information and has taken such action, in each case, as has been reasonably requested in writing by the Administrative Agent or any Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the Patriot Act and the Beneficial Ownership Regulation.

Section 3.12          Anti-Corruption Laws and Sanctions.  Parent has implemented and maintains in effect policies and procedures designed to ensure compliance by Parent, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Parent, the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) Parent, the Borrower, any Subsidiary, any of their respective directors or officers or employees, or (b) to the knowledge of Parent, any agent of Parent, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

Section 3.13            Affected Financial Institutions.  No Loan Party is an Affected Financial Institution.

Section 3.14          Plan Assets; Prohibited Transactions.  None of the Borrower or any of its Restricted Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 3.15            Use of Proceeds; Margin Regulations.

(a)            The proceeds of the Loans shall only be used for (i) working capital and other general corporate purposes of the Borrower and its Restricted Subsidiaries, including for investments and acquisitions and (ii) the repayment on the Effective Date of amounts owing under the Existing Revolving Note.  Letters of Credit will be issued only to support the general corporate purposes of the Borrower and its Subsidiaries. No Borrowing or Letter of Credit, use of proceeds or other Transaction will violate any Anti-Corruption Law or applicable Sanctions.

(b)             None of Parent, the Borrower or any of its Restricted Subsidiaries is engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit extension hereunder will be used to buy or carry any Margin Stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25.0% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.

Section 3.16            Solvency.  The Loan Parties, on a consolidated basis, are Solvent.

Section 3.17           Insurance.  As of the Effective Date, the Borrower and its Restricted Subsidiaries, or an Affiliate of the Borrower, on behalf of the Borrower and its Restricted Subsidiaries, maintain, or cause to be maintained, in effect the Required Insurance.

Section 3.18           Subsidiaries.  As of the Effective Date, Schedule 3.18 (a) sets forth the legal name of Parent and each Subsidiary of Parent, the type of organization or entity of each such Person and the jurisdiction of organization or incorporation of each such Person, (b) sets forth the direct owner and percentage ownership of each such Subsidiary on the Effective Date, (c) identifies the Subsidiaries of the Borrower (if any) that are Unrestricted Subsidiaries as of the Effective Date, and (d) identifies the Subsidiaries of the Borrower that are Guarantors as of the Effective Date.

Section 3.19            Vessels.

(a)           As of the Effective Date, the name, registered owner and official number, and jurisdiction of registration and flag of each Effective Date Collateral Vessel and each other Vessel owned by the Borrower and its Restricted Subsidiaries are set forth on Schedule 3.19. As of (i) the Effective Date, the Borrower and/or each applicable Restricted Subsidiary is the true, lawful and registered owner of the whole of each Vessel stated to be owned by it on Schedule 3.19 and (ii) any date thereafter, the Borrower and/or each other applicable Loan Party is the true, lawful and registered owner of the whole of each Collateral Vessel stated to be owned by it in the applicable Collateral Vessel Mortgage (other than any Collateral Vessel that has been Disposed of pursuant to a transaction permitted by this Agreement), in each case of clauses (i) and (ii) above, subject to no Liens except Liens permitted by Section 6.02.  Each Vessel owned by the Borrower or a Restricted Subsidiary is operated in compliance with all material applicable laws, rules and regulations (applicable to such Vessel and as required by the American Bureau of Shipping, Bureau Veritas or other internationally recognized classification society reasonably acceptable to the Administrative Agent).

(b)           Each Loan Party which owns or operates one or more Vessels is qualified to own and operate such Vessel under the applicable laws of such Loan Party’s jurisdiction of incorporation and the jurisdiction in which such Vessel is flagged.

(c)          Each Vessel owned by the Borrower and its Restricted Subsidiaries maintains its classification as is applicable for Vessels of comparable age and size with the American Bureau of Shipping, Bureau Veritas or another internationally recognized classification society reasonably acceptable to the Administrative Agent, and is not overdue on any recommendations or conditions of class.

(d)            To the knowledge of the Borrower and its Restricted Subsidiaries, no Vessel has conducted any trading, business or transaction with any Sanctioned Person or Sanctioned Country in the previous five (5) years.

Section 3.20            Collateral Documents.

(a)           Subject to making or procuring the appropriate registrations, filings, endorsements, notarizations, stampings, notifications and/or acknowledgments of the Collateral Documents and/or the Liens created thereunder, each Collateral Document to which a Loan Party is a party is effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in, and Lien on, such Loan Party’s right, title and interest in the Collateral described therein.  When financing statements or equivalent filings or notices have been made or the Collateral Vessel Mortgages are filed or recorded in the appropriate offices as may be required under applicable law and upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent required by any Collateral Document), the Administrative Agent shall have fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other Liens, other than Permitted Encumbrances and Permitted Maritime Liens which are permitted to attach to such Collateral under the terms of this Agreement.

(b)             Each Collateral Vessel Mortgage is or, when executed, will be in proper legal form under the laws of the jurisdiction of the flag under which such Vessel is registered in the name of the applicable Collateral Vessel Owner for the enforcement thereof under such laws and the laws of the jurisdiction of organization of the applicable Collateral Vessel Owner party thereto.  To ensure the legality, validity, enforceability or admissibility in evidence of each such Collateral Vessel Mortgage in the jurisdiction in which such Vessel is flagged or the jurisdiction of the applicable Loan Party party thereto, it is not necessary that any Collateral Vessel Mortgage or any other document be filed or recorded with any court or other authority in any such jurisdiction, except for those filings as have been, or will be, made.

Section 3.21           Pari Passu or Priority Status.  Neither the Borrower nor any other Loan Party has taken any action which would cause the claims of unsecured creditors of the Borrower or of any other Loan Party, as the case may be (other than claims of such creditors to the extent that they are statutorily preferred or Permitted Encumbrances or Permitted Maritime Liens), to have priority over the claims of the Administrative Agent and the other Secured Parties against the Borrower and such other Loan Party under this Agreement or the other Loan Documents.

Section 3.22            No Immunity.  Neither the Borrower nor any other Loan Party is a sovereign entity or has immunity on the grounds of sovereignty or otherwise from setoff or any legal process under the laws of any jurisdiction.  The execution and delivery of the Loan Documents by the Loan Parties and the performance by them of their respective obligations thereunder constitute commercial transactions.

ARTICLE IV
CONDITIONS PRECEDENT

Section 4.01           Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)            The Administrative Agent (or its counsel) shall have received from each party thereto a counterpart of this Agreement signed on behalf of each party thereto (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page).

(b)           The Administrative Agent, the Issuing Banks and the Lenders shall have received written opinions of (i) Gibson, Dunn & Crutcher LLP, special New York counsel to the Loan Parties, (ii) Watson Farley & Williams, special maritime counsel to the Loan Parties, and (iii) [•], in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(c)            The Administrative Agent shall have received certificates of a Responsible Officer of each Loan Party and Parent containing specimen signatures of the Persons authorized to execute Loan Documents to which such entity is a party on such entity’s behalf or any other documents provided for herein or therein, together with (i) copies of resolutions of the board of directors or other appropriate body of such entity, authorizing the execution, delivery and performance of the Loan Documents to which such entity is a party and, in the case of the Borrower, the Borrowings hereunder, (ii) copies of such entity’s memorandum of association, articles of association or other publicly filed (if applicable) organizational, incorporation or constitutional documents in its jurisdiction of incorporation, as applicable, and such entity’s bylaws or limited liability company agreement (or other comparable governing documents, if any), as applicable, (iii) where applicable, copies of such entity’s statutory registers and (iv) a certificate of good standing (if applicable and if a requirement to obtain such a certificate would be customary or consistent with market practice in the relevant jurisdiction) for such entity from the appropriate governing agency of such entity’s jurisdiction of incorporation or organization.

(d)          The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming (i) compliance with the conditions contained in Section 4.01(l) and Sections 4.02(a) and (b), (ii) all governmental and third party approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the execution of this Agreement and the consummation of the Transactions and the continuing operations of Parent, the Borrower and its Restricted Subsidiaries shall have been obtained and be in full force and effect, (iii) the payment in full in cash of all amounts owing under, and the termination of, the Existing Revolving Note and (iv) that after giving effect to the Transactions, Parent, the Borrower and its Restricted Subsidiaries shall have no Indebtedness outstanding other than the Obligations and any other Indebtedness permitted under Section 6.01.

(e)            The Administrative Agent, the Lenders and the Arranger shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least two (2) Business Days prior to the Effective Date (or such later date as the Borrower may reasonably agree), reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower on or prior to the Effective Date hereunder.

(f)              The Administrative Agent and the Lenders shall have received the Historical Financial Statements.

(g)          (i) The Administrative Agent shall have received, at least five (5) days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least ten (10) Business Days prior to the Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(h)             The Administrative Agent shall have received (i) a Fleet Status Certificate, dated as of the Effective Date, (ii) a confirmation of class certificate for each Effective Date Collateral Vessel and each other Vessel owned by the Borrower and its Restricted Subsidiaries issued no earlier than five (5) days prior to the Effective Date, (iii) certificates of registration showing the registered ownership of each Effective Date Collateral Vessel and each other Vessel owned by the Borrower and its Restricted Subsidiaries, and (iv) the results of maritime lien registry searches with respect to each Effective Date Collateral Vessel and each other Vessel owned by the Borrower and its Restricted Subsidiaries, issued no earlier than five (5) days prior to the Effective Date, indicating in each case no record Liens other than Permitted Encumbrances or Permitted Maritime Liens.

(i)            The Administrative Agent shall have received (i) customary UCC or equivalent lien, tax and judgment lien searches for the Loan Parties, indicating the absence of Liens and security interests other than Permitted Maritime Liens, Permitted Encumbrances and Liens being released on or prior to the Effective Date and (ii) evidence reasonably satisfactory to it that all Liens on the assets of Parent, the Borrower and the Borrower’s Restricted Subsidiaries (other than Permitted Liens) have been (or will be concurrently with the Effective Date) released or terminated and that duly executed recordable releases and terminations in forms reasonably acceptable to the Administrative Agent with respect thereto have been obtained by Parent, the Borrower or the Borrower’s Restricted Subsidiaries, as applicable.

(j)             The Administrative Agent shall have (i) received insurance certificates and other customary evidence of insurance, dated not more than ten (10) Business Days prior to the Effective Date from the Borrower describing in reasonable detail the insurance maintained by the Loan Parties, which insurance shall satisfy the requirements of the Required Insurance and (ii) a report prepared by an insurance consultant as required by Section 5.06(k).

(k)             The Administrative Agent shall have received a certificate from a Financial Officer of the Borrower certifying that the Loan Parties, on a consolidated basis, after giving effect to the Transactions contemplated to occur on the Effective Date, are Solvent.

(l)             Parent shall have consummated the IPO and the Borrower shall have received gross cash proceeds from such IPO (the “IPO Proceeds”) in an amount not less than $300,000,000.

(m)           The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Collateral Documents described on Schedule 4.01(m).  In connection with the execution and delivery of such Collateral Documents, the Administrative Agent shall be reasonably satisfied that the Liens under the Collateral Documents will, upon the recording of such Collateral Documents (if applicable), be first priority (it being understood that Permitted Encumbrances and Permitted Maritime Liens may exist), perfected Liens on all property purported to be pledged as Collateral pursuant to the Collateral Documents (including all of the Equity Interests in the Borrower and each Restricted Subsidiary that are owned by a Loan Party (and to the extent any such Equity Interests are certificated, Parent and the Borrower shall also have caused the applicable Loan Party to deliver to the Administrative Agent the original stock certificates evidencing such Equity Interests together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof).

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02).

Section 4.02          Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)             The representations and warranties of the Loan Parties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except (i) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall be true and correct in all material respects as of such specified earlier date, and (ii) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, such representation and warranty (as so qualified) shall be true and correct in all respects.

(b)             At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)            Except with respect to any Borrowing made on the Effective Date, at the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit and after giving pro forma effect to transactions anticipated to occur in the period of five (5) Business Days following the date thereof, the aggregate amount of Available Cash (excluding an amount equal to the aggregate amount of IPO Proceeds held by the Borrower and its Restricted Subsidiaries at the time of determination) shall not exceed $50,000,000.

(d)            (i) In the case of any Loan, the Administrative Agent shall have received the Borrowing Request required by Section 2.03, and (ii) in the case of the issuance, extension (other than any automatic extension) or increase of a Letter of Credit, the relevant Issuing Bank shall have received a duly completed application for such Letter of Credit in accordance with Section 2.06.

Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 4.02(a), 4.02(b) and 4.02(c).

ARTICLE V
AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the Obligations shall have been paid in full in cash (other than any indemnification and other contingent obligations not then due and payable and as to which no claim has been made at such time) and all Letters of Credit shall have expired or terminated, in each case, without any pending draw (or arrangements otherwise reasonably satisfactory to the applicable Issuing Bank in respect thereof have been made) and all LC Disbursements shall have been reimbursed, Parent and the Borrower covenant and agree with the Administrative Agent, the Issuing Banks and the Lenders that:

Section 5.01          Financial Statements; Other Information.  Parent and the Borrower will furnish to the Administrative Agent and each Lender, including their Public-Siders:

(a)            within the time period required by the SEC (or, in the event that Parent is no longer a public filer with the SEC, within one hundred and twenty (120) days after the end of each fiscal year of Parent, commencing with the fiscal year ending December 31, 2022, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification commentary or exception and without any qualification or exception as to the scope of such audit other than solely as a result of the impending maturity of any long-term Indebtedness occurring within 365 days of the date thereof), to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)             within the time period required by the SEC (or, in the event that Parent is no longer a public filer with the SEC, within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Parent, commencing with the fiscal quarter ending March 31, 2022, its consolidated and consolidating balance sheets and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures as of the end of and for the corresponding period or periods of the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)             no later than the earlier of (x) the date that is five (5) Business Days after the  delivery of the applicable financial statements under clause (a) or (b) above and (y) the date the applicable financial statements are required to be delivered pursuant to clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth consolidating spreadsheets that show Parent and all consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of Parent, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10, (iv) certifying as to the aggregate amount of Investments made on or prior to such date in reliance on Section 6.06(f) during the term of this Agreement, (v) setting forth reasonably detailed calculations of Consolidated Total Debt and Consolidated EBITDAR as of the date of the most recently ended fiscal quarter of Parent, (vi) stating whether any change in GAAP or in the application thereof has occurred since the date of the Historical Audited Financials and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (vii) stating whether any material change to the information provided in the Fleet Status Certificate on the Effective Date has occurred since the Effective Date or the most recent certificate delivered pursuant this Section 5.01(c), and, if any such material change has occurred, specifying such material change or attaching a new Fleet Status Certificate and (viii) identifying any intellectual property that is required to be pledged as Collateral and that was acquired by a Loan Party since the most recent date of delivery of the certificate required pursuant to this Section 5.01(c);

(d)             within one hundred and twenty (120) days of the end of each fiscal year (the first such period being the one hundred and twenty (120) day period after the end of fiscal year 2021), an annual operating budget for the Borrower and its Restricted Subsidiaries for the immediately succeeding fiscal year (beginning with the annual operating budget for fiscal year 2022), which shall include such information as may be reasonably requested by the Administrative Agent;

(e)           promptly after the same become publicly available, copies of all material periodic and other reports, proxy statements and other substantive materials filed by Parent or any Subsidiary with the SEC or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by Parent to its shareholders generally, as the case may be;

(f)             promptly after receipt thereof by Parent or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by the SEC or such other agency regarding financial or other operational results of Parent or any Subsidiary thereof (excluding commentary and requests for supplemental information, in each case, made by the SEC or such other agency as part of its routine review of public filings made by the Parent and its Subsidiaries);

(g)            on each Excess Cash Test Date, the Borrower shall deliver to the Administrative Agent a report setting forth (i) a summary calculation of Available Cash as of such Excess Cash Test Date and (ii) a list of setting forth the account balances as of such date of bank accounts of the Borrower and its Restricted Subsidiaries holding any portion of cash and Cash Equivalents included in the calculation of Available Cash as of such Excess Cash Test Date;

(h)           promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of Parent, the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;

(i)            promptly after any request therefore (which request shall not be made more than once in any calendar year), an appraisal report from an Approved Appraiser, stating the then-current fair market value (and each current fair market value used in such determination) of each of the Collateral Vessels on an individual charter-free basis, provided, however, that, if the fair market value of a Collateral Vessel in such appraisal report is expressed as a numerical range of a high and low score, the fair market value for such Collateral Vessel shall be deemed to be the mathematical average of such scores.  All such appraisals shall be arranged by, and made at the expense of, the Borrower; and

(j)              promptly, but in any event within ten (10) Business Days after the execution thereof (or such later date as the Administrative Agent may agree to in its sole discretion), copies of any material amendment, modification or supplement to the certificate of formation, limited liability company agreement, articles of incorporation, by-laws, any preferred stock designation or any other organizational document of Parent, the Borrower or any of its Restricted Subsidiaries which would reasonably be expected to be adverse to the interests of the Lenders in their capacities as such.

Documents required to be delivered pursuant to Section 5.01(a), (b), (e) or (f) and filed with or furnished to the SEC) shall be deemed to have been provided under these reporting requirements and delivered on the date on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); provided that, in the case of Section 5.01(f), the Borrower shall notify the Administrative Agent and each Lender in writing (which may be by electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents.

Parent represents and warrants that each of it and its Controlling and Controlled entities, in each case, if any (collectively with Parent, the “Relevant Entities”), either (a) has no SEC registered or unregistered, publicly traded securities outstanding, or (b) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its securities, and, accordingly, Parent hereby authorizes the Administrative Agent to make the Loan Documents available to Public-Siders.  Parent will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Relevant Entities have no outstanding SEC registered or unregistered, publicly traded securities.  Notwithstanding anything herein to the contrary, in no event shall Parent request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to the Borrower’s compliance with the covenants contained herein.

Section 5.02          Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)             the occurrence of any Default;

(b)            the filing or commencement of any Proceeding by or before any arbitrator or Governmental Authority against or affecting Parent, the Borrower or any Affiliate thereof, including pursuant to any applicable Environmental Laws, that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Restricted Subsidiaries in an aggregate amount exceeding $35,000,000;

(d)           notice of any action arising under any Environmental Law or of any noncompliance by the Borrower or any Subsidiary with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(e)             any material change in accounting or financial reporting practices by Parent, the Borrower or any Subsidiary;

(f)              any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(g)           any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification; and

(h)           promptly, and in any event within ten (10) Business Days, after a Responsible Officer of the Borrower has knowledge thereof, give notice to the Administrative Agent of (who will in turn provide notice to the Lenders of): (i) any Event of Loss, (ii) the filing of a libel or complaint against a Vessel owned by the Borrower or its Restricted Subsidiaries, or an attachment or levy which remains in effect more than thirty (30) days, or the taking into custody by virtue of any legal proceeding in any court of competent jurisdiction of a Vessel owned by the Borrower or its Restricted Subsidiaries and (iii) any failure by a Vessel owner to maintain the flag and vessel or ship registry in an Acceptable Flag Jurisdiction in respect of any Vessel that is Collateral.

Each notice delivered under this Section 5.02 (i) shall be in writing, (ii) shall contain a heading or a reference line that reads “Notice under Section 5.02 of Excelerate Credit Agreement dated [•], 2022” and (iii) shall be accompanied by a statement of a Financial Officer or other Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03           Existence; Conduct of Business.  Each of Parent and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, sale, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04           Payment of Taxes.  Each of the Loan Parties will pay its Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith diligently conducted by appropriate proceedings, (b) Parent, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05            Maintenance of Properties; Vessel Contracts.

(a)          The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, preserve and keep its properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition (normal wear and tear or damage done by casualty or condemnation excepted) and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such properties and equipment are reasonably preserved and maintained, in each case with such exceptions as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that nothing in this Section 5.05 shall prevent the Borrower or any Restricted Subsidiary from discontinuing the operation or maintenance of any such properties or equipment if such discontinuance is, in the judgment of the Borrower desirable in the conduct of its business.

(b)          The Borrower will, and will cause each of its Restricted Subsidiaries to, at all times, and without cost or expense to the Administrative Agent, maintain and preserve, or cause to be maintained and preserved, each Vessel owned by it or such Restricted Subsidiary and its material equipment, outfit and appurtenances, tight, staunch, strong, in good condition, working order and repair and fit for its intended service, in each case, with ordinary wear and tear excepted.  The Borrower will, and will cause each of its Restricted Subsidiaries to, with respect to each Vessel owned by it or such Restricted Subsidiary, at all times materially comply with all applicable laws, treaties and conventions of the jurisdiction in which the applicable Vessel is flagged, and rules and regulations issued thereunder, and shall have on board as and when required thereby valid certificates showing such material compliance therewith.  The Borrower will, and will cause each of its Restricted Subsidiaries to, keep each Vessel owned by it or such Restricted Subsidiary in such condition as will entitle such Vessel to maintain its classification, as is applicable for Vessels of comparable age and type, by the American Bureau of Shipping, Bureau Veritas or another internationally recognized classification society reasonably acceptable to the Administrative Agent.  The Borrower will, and will cause each of its Restricted Subsidiaries to, keep each Vessel owned by it or such Restricted Subsidiary, comply with and satisfy in all material respects the provisions of any applicable law, convention, regulation, proclamation or order concerning financial responsibility for liabilities imposed on such Vessel owner, the Borrower, the Borrower’s Subsidiaries or such Vessel with respect to pollution by any state or nation or political subdivision thereof and will maintain all certificates or other evidence of financial responsibility as may be required by any such law, convention, regulation, proclamation or order with respect to the trade in which the Vessel is from time to time engaged and the cargo carried by it.  The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain each Vessel owned by it or such Restricted Subsidiary in a seaworthy condition (it being understood that maintenance of a Vessel owned by the Borrower or such Restricted Subsidiary in a manner consistent with applicable industry practices in respect of similar types of vessels used for similar purposes shall be deemed to constitute compliance with this last sentence of Section 5.05(b)), subject to periods of scheduled dry-docking and other routine maintenance, and other than preservation stacked, warm stacked or cold stacked Vessels.  Notwithstanding the foregoing, nothing in this Section 5.05(b) shall prevent the Borrower from, in its business judgement, discontinuing use or maintenance of a Vessel or any portion thereof with, solely in respect of any Collateral Vessel, the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders).

(c)             The Borrower will, and will cause each of its Restricted Subsidiaries to, supply the Administrative Agent promptly following its receipt of a written request from the Administrative Agent with copies of all survey reports with respect to such Vessel that are in Parent’s, the Borrower’s or any such Restricted Subsidiary’s possession or otherwise readily available to any such Persons without cost or undue burden.

(d)           The Borrower will, and will cause each of its Restricted Subsidiaries to, promptly notify the Administrative Agent of and furnish the Administrative Agent with full information, promptly upon becoming available, including copies of reports and surveys, regarding any material accident or accident involving repairs (except to the extent any such accident could not reasonably be expected to result in a Material Adverse Effect).

(e)           The Borrower will, and will cause each of its applicable Restricted Subsidiary to, use commercially reasonable efforts to, perform any and all charter contracts which are, or may be, entered into with respect to each Vessel, except to the extent any such nonperformance could not reasonably be expected to result in a Material Adverse Effect.

Section 5.06            Insurance.

(a)             The Borrower will, and will cause each of its Restricted Subsidiaries to, or will cause an Affiliate of the Borrower to arrange through a bareboat charterer, agent or otherwise, on behalf of the Borrower and its Restricted Subsidiaries to, (i) maintain with financially sound and reputable insurance companies (provided that this Section 5.06 shall not be deemed to be breached if an insurance company with which the Borrower, any Restricted Subsidiary or the applicable Affiliate of the Borrower maintains insurance becomes financially troubled and the Borrower, such Restricted Subsidiary or such Affiliate of the Borrower reasonably promptly obtains coverage from a different, financially sound insurer) insurance on the Vessels and other material insurable properties of the Borrower and its Restricted Subsidiaries in at least such amounts and against all such risks as is consistent and in accordance with normal industry practice for similarly situated insureds and as provided in this Section 5.06 (the “Required Insurance”) and (ii) furnish to the Administrative Agent, at the written request of the Administrative Agent (which such request shall not be more often than once per calendar year), a complete description of the material terms of insurance carried on the Vessels owned by the Borrower or any of its Restricted Subsidiaries.

(b)           The Borrower will, and will cause each of the Collateral Vessel Owners to, or will cause an Affiliate of the Borrower, or bareboat charterer thereof to, on behalf of the Borrower and the Collateral Vessel Owners, at all times to keep the Collateral Vessels insured in favor of the Administrative Agent as provided in this Section 5.06; and (i) all policies or certificates with respect to such insurance (and any other insurance maintained by the Borrower or such Collateral Vessel Owners): (A) shall be endorsed to the Administrative Agent’s reasonable satisfaction for the benefit of the Administrative Agent (including by naming the Administrative Agent as lender loss payee or additional insured, as its interests may appear) and (B) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Administrative Agent and the other Secured Parties and (ii) the Borrower and/or the applicable Collateral Vessel Owner will use commercially reasonable efforts to provide that such insurance policies state that they shall not be canceled for non-payment of premium without at least thirty (30) days’ prior written notice thereof by the respective insurer to the Borrower who shall promptly advise the Administrative Agent.  On the Effective Date and from time to time thereafter to the extent reasonably requested by the Administrative Agent, but no more frequently than once each calendar year, the Borrower shall deliver certificates evidencing such insurance policies for deposit with the Administrative Agent.  The Administrative Agent shall be under no duty or obligation to verify the adequacy or existence of any such insurance or any such policies or endorsements.

(c)             The Borrower will, and will cause each of its Restricted Subsidiaries to, or will cause an Affiliate of the Borrower to, on behalf of the Borrower and the applicable Restricted Subsidiaries, cause their respective Vessels to be insured with insurers or protection and indemnity clubs or associations of the type described in Section 5.06(a)(i), against the risks indicated below:

(i)         marine war risk insurance, including primary P&I war risk insurance and coverage afforded by the standard Marine War Risk Coverage including Missing Vessel Clause (or equivalent), and marine hull and machinery insurance in an amount equal to not less than the lesser of (A) [●]% of the total Commitments at such time and (B) [●]% of the appraised aggregate fair market value of the Vessels at such time, except as otherwise reasonably agreed in writing by the Administrative Agent.  The insured values for hull and machinery required under this clause (c)(i) for the Vessels shall at all times be in an amount not less than [●]% of the fair market value of each Vessel, and the remaining hull and machinery insurance required by this clause (c)(i) may be procured as increased value and/or disbursements insurance;

(ii)       marine protection and indemnity insurance or equivalent (including coverage against liability for war risk perils, passengers, including crew, pollution (including liability for oil pollution in such amounts as are from time to time available through an entry in a P&I club that is a member of the International Group of P&I Clubs, which amount currently available is $1,000,000,000 and excess war risk protection and indemnity cover), spillage or leakage, as shall be required by applicable law) in an amount equal to not less than the poolable limits provided by a P&I club that is a member of the International Group of P&I Clubs; provided, however, that insurance against liability under applicable law or international convention arising out of pollution, spillage or leakage, in each case, shall be in an amount not less than the amounts required by the laws or regulations of the United States or any applicable jurisdiction in which such Vessel may be trading from time to time;

(iii)       to the extent such Vessel’s operation requires such insurance under applicable law or regulation, insurance in respect of workers’ compensation or U.S. Longshore and Harbor Worker’s Act insurance, in each case, in an amount not less than the amounts required by the laws or regulations of the United States or any applicable jurisdiction in which such Vessel may be trading from time to time;

(iv)        the mortgagee’s interest insurance (including extended mortgagee’s interest-additional perils-pollution) coverage for an amount of not less than 110% of the aggregate outstanding principal amount of the Loans at such time on terms satisfactory to the Administrative Agent;

(v)       for the marine, war-risks and protection and indemnity/liability insurances required herein, the Borrower or the applicable Restricted Subsidiary shall have the discretion to utilize deductibles or self-insured retentions that are customary for similar Vessels engaged in similar activities; and

(vi)       such other insurances as a prudent owner of similar vessels of the same age and type would obtain or would legally be required to obtain when operating in the same trade and geographic area as such Collateral Vessel, as well as any insurances required to meet the requirements of the jurisdiction where such Collateral Vessel is employed.

All insurance maintained hereunder shall be primary insurance without right of contribution against any other insurance maintained by the Administrative Agent.  The policy of marine and war risk hull and machinery insurance with respect to the Collateral Vessels shall provide that the Administrative Agent shall be named in its capacity as Administrative Agent and as a lender loss payee and the loss payee clause shall refer to a major casualty amount of $[●], unless otherwise agreed to in writing by the Administrative Agent pursuant to an assignment of insurances or other agreement.  Any such entry in a marine and war risk protection and indemnity club with respect to the Collateral Vessels shall note the interest of the Administrative Agent.  The Administrative Agent and its successors and assigns shall not be responsible for any premiums, club calls, if any, assessments or any other obligations or for the representations and warranties made therein by any Collateral Vessel Owner, the Borrower, any of the Borrower’s Subsidiaries or any other Person.

(d)          The Borrower and its Restricted Subsidiaries will, or will cause an Affiliate of the Borrower on behalf of the Borrower and its Restricted Subsidiaries to, maintain loss of hire insurance with respect to the business and operations of the Vessel, which loss of hire insurance shall (i) be in an amount not less than the full hire of the Vessel ay any one time and (ii) remain in effect for at least [●] months assuming ordinary operations of the Borrower and/or its Restricted Subsidiaries are suspended for at least [●] days.

(e)             The Borrower will, or will cause each of the Collateral Vessel Owners to, or will cause an Affiliate of the Borrower to, on behalf of the Borrower and the applicable Collateral Vessel Owners, furnish to the Administrative Agent (i) copies of all certificates of insurance with respect to the hull and machinery and war risk insurance and (ii) certificates of entry with respect to the protection and indemnity insurance carried and maintained on the Collateral Vessels.  The Borrower will, or will cause each of the Collateral Vessel Owners to, or will cause an Affiliate of the Borrower to, on behalf of the Borrower and the applicable Collateral Vessel Owners, cause such insurance broker and/or the protection and indemnity club or association providing protection and indemnity insurance referred to in Section 5.06(c)(ii), to agree to provide the Administrative Agent with such information as to such insurances as the Administrative Agent may reasonably request with respect to expiration, termination or cancellation of any policy or any default in the payment of any premium.

(f)           Unless the Administrative Agent has given notice to the underwriters of the occurrence and continuance of an Event of Default, all insurance claim proceeds of whatsoever nature with respect to the Vessels owned by the Borrower or its Restricted Subsidiaries payable under any insurance shall be payable to the Borrower, the applicable Vessel owner or others as their interests may appear; thereafter, payments of insurance claim proceeds with respect to the Vessels shall be made to the Administrative Agent for distribution in accordance herewith.

(g)            In the event that any claim or Lien in excess of $[●] is asserted against a Collateral Vessel for loss, damage or expense that is covered by insurance required hereunder and it is necessary for the applicable Collateral Vessel Owner to obtain a bond or supply other security to prevent arrest of such Collateral Vessel or to release such Collateral Vessel from arrest on account of such claim or Lien, the Administrative Agent, on request of the applicable Collateral Vessel Owner, may, in the sole discretion of the Administrative Agent, assign to any person, firm or corporation executing a surety or guarantee bond or other agreement to save or release the Collateral Vessel from such arrest, all right, title and interest of the Administrative Agent in and to said insurance covering said loss, damage or expense, as collateral security to indemnify against liability under said bond or other agreement.

(h)            The Borrower will not, and will not permit any Vessel owner to, execute or permit or willingly allow to be done any act by which any insurance required under this Section 5.06 may be suspended, impaired or cancelled, and will not permit or allow any Vessel to undertake any voyage or operational risk which may not be permitted by the policies in force, without having previously notified the Administrative Agent in writing and insured the relevant Vessel by additional coverage to extend to such voyages, risks, passengers or cargoes in accordance with customary marine insurance industry standards.

(i)            If an Event of Default has occurred and is continuing, subject to the rights of any charterer, the Administrative Agent shall have the exclusive right to negotiate and agree to any compromise to any claim with respect to any Collateral Vessel with respect to which any underwriter proposes to pay less on any claim than the amount thereof.

(j)             If the Borrower or any Restricted Subsidiary shall fail to maintain insurance in accordance with this Section 5.06 with respect to the Collateral Vessels, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance, and the Borrower agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

(k)            Together with the delivery of the financial statements required to be delivered pursuant to Section 5.01(b), the Borrower shall deliver to the Administrative Agent a customary report of an insurance consultant (such consultant to be selected by the Borrower and reasonably acceptable to the Administrative Agent) confirming that the insurance policies of the Borrower and its Restricted Subsidiaries satisfy the minimum coverage requirements required by this Section 5.06  and that the terms of such insurance policies are not less than (or less favorable than) the insurances then maintained by prudent owners and operators of similar vessels in similar trades to the Vessels.

(l)            Upon the reasonable request of the Administrative Agent, the Borrower will, or will cause each Collateral Vessel Owner to, do all things reasonably necessary, and execute and deliver all documents and instruments reasonably necessary, to enable the Administrative Agent to collect or recover any moneys that become due in respect of the insurance required pursuant to this Section 5.06.

Section 5.07         Books and Records; Inspection Rights.  Each of Parent and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Each of Parent and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon at least three (3) Business Days’ notice, to visit and inspect its properties, to examine and make extracts from its books and records, to discuss its affairs, finances and condition with its officers and independent accountants and to provide contact information for each bank where each Loan Party has a deposit account and/or securities account and each such Loan Party hereby authorizes the Administrative Agent and each Lender to contact the bank(s) in order to request bank statements and/or balances, all at such reasonable times and as often as reasonably requested; provided, that unless an Event of Default then exists and is continuing, there shall be no more than one (1) such visit per calendar year for the Administrative Agent and the Lenders taken as a whole; provided, further, that any visits and inspections of such properties shall be conducted in compliance with the Borrower’s and/or such Subsidiary’s applicable safety and COVID protocols (it being understood that no such protocols shall not adopted for the sole purpose of preventing the Administrative Agent and/or the Lenders from conducting such visits and inspections).

Section 5.08          Compliance with Laws.  Each of Parent and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws and ERISA), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each of Parent and the Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Parent, the Borrower and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.09           Use of Proceeds and Letters of Credit.  The proceeds of the Loans shall be used for, and the Letters of Credit shall only be issued for, the purposes described in Section 3.15(a).  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.  The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.10            [Reserved].

Section 5.11           Environmental Matters. The Borrower will at its sole expense: (a) comply, and cause its properties and operations and each of its Subsidiaries and each such Subsidiary’s properties and operations (including all Vessels) to comply, with all applicable Environmental Laws, to the extent the breach thereof could be reasonably expected to have a Material Adverse Effect; (b) not release or threaten to release, and cause each Subsidiary not to release or threaten to release, any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ properties or any other property offsite such property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, to the extent such release or threatened release would reasonably be expected to have a Material Adverse Effect; (c) timely obtain or file, and cause each Subsidiary to timely obtain or file, all permits, registrations, licenses, approvals, consents, exemptions, variances, or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, to the extent such failure to obtain or file would reasonably be expected to have a Material Adverse Effect; (d) promptly commence and diligently prosecute to completion, and cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future release or threatened release of any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ properties, to the extent failure to do so would reasonably be expected to have a Material Adverse Effect; and (e) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any property or Person to Hazardous Materials that would reasonably be expected to cause the Borrower or its Subsidiaries to owe damages or compensation pursuant to applicable Environmental Laws that would reasonably be expected to cause a Material Adverse Effect.

Section 5.12            Further Assurances; Additional Collateral and Additional Guarantors.

(a)             Further Assurances.  Each of Parent and the Borrower will, and the Borrower will cause the other Loan Parties to, at such Person’s sole expense, make, execute and deliver all such additional and further acts, deeds, instruments and documents in a form reasonably satisfactory to the Administrative Agent, as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require (i) for the purposes of complying with, or curing any defects in, the Loan Documents or otherwise implementing or effectuating the provisions of this Agreement and the other Loan Documents, (ii) to further evidence and more fully describe the Collateral intended as security for the Obligations (including updated exhibits to Collateral Documents (which shall be in recordable form for the applicable jurisdiction) and any other information reasonably requested in connection with the identification of any Collateral), or to correct any omissions in this Agreement or the Collateral Documents, or to state more fully the obligations secured therein or (iii) for the purposes of renewing the rights of the Secured Parties with respect to the Collateral as to which the Administrative Agent, for the ratable benefit of the Secured Parties, has or is intended to have a perfected Lien pursuant hereto or thereto, including filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby or by the other Loan Documents.

(b)             Additional Collateral Vessels.

(i)          Within sixty (60) days after the execution by the Administrative Agent, for itself and on behalf of the Secured Parties, of the Excellence FRSU Accession Deed, the Borrower shall cause the Collateral Vessel Owner in respect of the Excellence to execute and deliver, and cause to be filed for recording (or make arrangements satisfactory to the Administrative Agent for the filing for recording thereof) in the appropriate vessel registry, such Collateral Vessel Mortgages as the Administrative Agent shall deem reasonably necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority perfected Lien (it being understood that Permitted Encumbrances and Permitted Maritime Liens may exist) over such Vessel, securing the Obligations in an initial amount not to exceed $104,000,000, which maximum secured amount shall be reduced to (w) $97,000,000 on December 31, 2022, (x) $90,000,000 on December 31, 2023, (y) $82,000,000 on December 31, 2024 and (z) $76,000,000 on December 31, 2025. In connection with the execution and delivery of such Collateral Vessel Mortgages over such Vessel, the Borrower shall, or shall cause the applicable Collateral Vessel Owner, to deliver (A) opinions of local counsel for the jurisdiction in which such Vessel is flagged, covering customary matters and in form and substance reasonably satisfactory to the Administrative Agent, and (B) and such other filings or actions necessary or desirable in the reasonable opinion of the Administrative Agent to perfect the security interest created by such Collateral Vessel Mortgages.

(ii)         No later than the earlier of (A) October 31, 2022 and (B) sixty (60) days (or such longer period of time as the Administrative Agent may reasonably agree) days after the execution of the Excelsior Consent by the Excelsior Customer and the other parties thereto, the Borrower shall cause the Collateral Vessel Owner in respect of the Excelsior to execute and deliver, and cause to be filed for recording (or make arrangements satisfactory to the Administrative Agent for the filing for recording thereof) in the appropriate vessel registry, such Collateral Vessel Mortgages as the Administrative Agent shall deem reasonably necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority perfected Lien (it being understood that Permitted Encumbrances and Permitted Maritime Liens may exist) over such Vessel, securing the Obligations. In connection with the execution and delivery of such Collateral Vessel Mortgages over such Vessel, the Borrower shall, or shall cause the applicable Collateral Vessel Owner, to deliver (1) opinions of local counsel for the jurisdiction in which such Vessel is flagged, covering customary matters and in form and substance reasonably satisfactory to the Administrative Agent, and (2) and such other filings or actions necessary or desirable in the reasonable opinion of the Administrative Agent to perfect the security interest created by such Collateral Vessel Mortgages.

(iii)        Upon (A) delivery of any Vessel under construction to the Borrower or any of its Restricted Subsidiaries, (B) the acquisition by the Borrower or any of its Restricted Subsidiaries of any Vessel or (C) any Vessel owned as of the Effective Date which is not a Collateral Vessel ceasing to be subject to any restrictions which prohibit the granting of a Vessel Mortgage on such Vessel (the “Additional Vessel Date”), the Borrower shall, within sixty (60) days (or such longer period of time as the Administrative Agent may reasonably agree) of such delivery or acquisition, execute and deliver, or cause such Restricted Subsidiary(ies) to execute and deliver, and cause to be filed for recording (or make arrangements satisfactory to the Administrative Agent for the filing for recording thereof) in the appropriate vessel registry, amendments or supplements to existing Collateral Vessel Mortgages or such other Collateral Vessel Mortgages as the Administrative Agent shall deem reasonably necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a Lien over any Vessels owned by the Borrower or any of its Restricted Subsidiaries, as applicable, not already subject to a Collateral Vessel Mortgage, to the extent necessary to ensure that, immediately after giving effect to the addition of the additional Collateral Vessels all Vessels in the registered ownership of the Borrower and its Restricted Subsidiaries (other than Excluded Vessels) are subject to Collateral Vessel Mortgages.  In connection with the execution and delivery of such Collateral Vessel Mortgages over such additional Collateral Vessels, the Borrower shall, or shall cause the applicable Collateral Vessel Owner, within sixty (60) days of (or such longer period of time as the Administrative Agent may reasonably agree) of the Additional Vessel Date, to deliver (A) opinions of local counsel for the jurisdiction in which the applicable additional Collateral Vessel is flagged, covering customary matters and in form and substance reasonably satisfactory to the Administrative Agent, and (B) and such other filings or actions necessary or desirable in the reasonable opinion of the Administrative Agent to perfect the security interest created by such Collateral Vessel Mortgages.

(c)             Additional Guarantors; Additional Property Collateral.

(i)          Within sixty (60) days (or such longer period of time as the Administrative Agent may reasonably agree) of the date that (A) any Person that is not an Excluded Subsidiary becomes a Subsidiary of the Borrower, (B) any existing Subsidiary of the Borrower that was an Excluded Subsidiary ceases to be an Excluded Subsidiary or (C) the Borrower elects to have any Excluded Subsidiary become a Discretionary Guarantor, the Borrower shall (1) cause such Subsidiary to become a Guarantor hereunder and under the other Loan Documents and duly authorize, execute and deliver to the Administrative Agent joinders to the Guaranty and Collateral Agreement and any other applicable Collateral Documents to the extent such Subsidiary is not already a party thereto, (2) pledge all of the Equity Interests of such Subsidiary that are owned by the Borrower or any Guarantor (and deliver the original stock certificates, if any, evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (3) cause such Subsidiary to grant Liens in favor of the Administrative Agent on all property of such Subsidiary (other than property excluded from the grant of such Liens pursuant to the terms of the applicable Collateral Documents) and (4) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. It is agreed and understood that the Borrower may (in its sole discretion) cause any Subsidiary to become a Guarantor and to execute and deliver the Guaranty and Collateral Agreement and any other applicable Collateral Document (or a supplement to any such document).

(ii)         Within  thirty (30) days (or such longer period as the Administrative Agent may agree in writing in its sole discretion) after the delivery of any certificate of a Financial Officer of the Borrower pursuant to Section 5.01(c) identifying the acquisition by any Loan Party of any intellectual property that is required to be pledged as Collateral pursuant to the terms of the Loan Documents, which intellectual property would not be automatically subject to a Lien in favor of the Administrative Agent pursuant to the then-existing Collateral Documents, the Borrower cause such intellectual property rights to be subject to a Lien and security agreement, if applicable, in favor of the Administrative Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the applicable limitations and exceptions of, the Collateral Documents and to otherwise comply with the requirements of the Collateral Documents.

(iii)       In addition to the other requirements of this Section 5.12, if at any time (x) any Loan Party (including any Discretionary Guarantor) that is not an Immaterial Subsidiary is organized under the laws of a jurisdiction other than the United States of America (or any State thereof) and (y) the Administrative Agent determines in its reasonable discretion that the execution and delivery of additional Collateral Documents is necessary or advisable in order to effectuate the pledge of Equity Interests of, the grant of Liens by, or the Guarantee by such Loan Party contemplated by this Section 5.12 under the applicable laws of any such jurisdiction (including any non-U.S. jurisdiction), then within sixty (60) days (or such longer period of time as the Administrative Agent may reasonably agree) after written notice thereof by the Administrative Agent to the Borrower, the Borrower shall, and shall cause its applicable Restricted Subsidiaries to, execute and deliver such additional Collateral Documents to the Administrative Agent, together with such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent in connection therewith.

Section 5.13        Change of Ownership; Registry; Management; Legal Names; Type of Organization (and whether a Registered Organization); Jurisdiction of Organization; etc.

(a)             Flag and Registry.  The Borrower shall, and shall cause its Restricted Subsidiaries to, maintain the flag and vessel or ship registry in an Acceptable Flag Jurisdiction with respect to each Vessel owned by the Borrower or its Restricted Subsidiaries.

(b)            Corporate Changes.  Promptly, but in any event, within ten (10) Business Days after the occurrence thereof (or such later date as the Administrative Agent may agree to in its sole discretion), the Borrower shall deliver, or cause to be delivered, to the Administrative Agent written notice of any change in (i) the Borrower’s or any Guarantor’s corporate name, (ii) the jurisdiction in which the Borrower or any Guarantor is incorporated, formed, or otherwise organized, (iii) the location of the Borrower’s or any Guarantor’s chief executive office, (iv) the Borrower’s or any Guarantor’s identity or corporate, limited liability or partnership structure, or (v) the Borrower’s or any Guarantor’s organizational identification number in such jurisdiction of organization or federal taxpayer identification, and shall thereafter take, or cause to be taken, all actions reasonably requested by the Administrative Agent to maintain the security interests of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral intended to be granted under the Collateral Documents at all times perfected and in full force and effect to the extent required by the Collateral Documents.

Section 5.14            Unrestricted Subsidiaries.

(a)          Each of Parent and the Borrower will cause the management, business and affairs of each of Parent, the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account and by not permitting properties of the Borrower and the Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary will be treated as a legal entity separate and distinct from the Borrower and its Restricted Subsidiaries.

(b)            Unless designated as an Unrestricted Subsidiary on Schedule 5.14 as of the Effective Date or designated as such thereafter, subject to Section 5.14(c), any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(c)             The Borrower may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) immediately prior, and upon giving effect, to such designation, no Default has occurred and is continuing or would immediately result therefrom, (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 6.05 and (iii) the Borrower and such Subsidiary comply with the requirements of Section 5.12.  Except as provided in this Section 5.14(c), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.  None of the Borrower or any Subsidiary that owns any Equity Interests or Indebtedness of, or holds any Lien on any property of, the Borrower or any Restricted Subsidiary of the Borrower that is not a Subsidiary to be so designated may be designated as an Unrestricted Subsidiary.

(d)           The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving effect to such designation, (i) no Default has occurred and is continuing or would immediately result therefrom and (ii) such designation is deemed to be the incurrence at such time of designation of any Investment, Indebtedness and Liens of such Subsidiary existing at such time and such Investment, Indebtedness and Liens would be permitted to be made or incurred at the time of such designation under each of Section 6.05, Section 6.01 and Section 6.02.

(e)             No Unrestricted Subsidiary shall have any Indebtedness other than Non-Recourse Debt and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries.

(f)             The Borrower will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any indebtedness of, any Loan Party.

If, at any time, any Unrestricted Subsidiary fails to meet the requirements of Section 5.14(d), it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof and any Indebtedness and Investments of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred or made by a Restricted Subsidiary at such time and the Borrower shall not be deemed to be in default of this Section 5.14, but if the Indebtedness is not permitted to be incurred under Section 6.01, the Investments are prohibited by Section 6.05, or the Lien is not permitted under Section 6.02, the Borrower shall be in default of the applicable covenant.

Section 5.15            Commodity Exchange Act Keepwell Provisions.  The Borrower hereby guarantees the payment and performance of all Indebtedness of each Loan Party (other than the Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Loan Party (other than the Borrower) in order for such Loan Party to honor its obligations under its respective Guarantee of the Obligations including obligations with respect to Swap Agreements (provided, however, that the Borrower shall only be liable under this Section 5.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.15, or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of the Borrower under this Section 5.15 shall remain in full force and effect until the Commitments have expired or been terminated and the Obligations shall have been paid in full in cash (other than any indemnification and other contingent obligations not then due and payable and as to which no claim has been made at such time) and all Letters of Credit shall have expired or terminated, in each case, without any pending draw (or arrangements otherwise reasonably satisfactory to the applicable Issuing Bank in respect thereof have been made), and all LC Disbursements shall have been reimbursed.  The Borrower intends that this Section 5.15 constitute, and this Section 5.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE VI
NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the Obligations shall have been paid in full in cash (other than any indemnification and other contingent obligations not then due and payable and as to which no claim has been made at such time) and all Letters of Credit have expired or terminated, in each case, without any pending draw (or arrangements otherwise reasonably satisfactory to the applicable Issuing Bank in respect thereof have been made), and all LC Disbursements shall have been reimbursed, the Borrower (and, to the extent expressly set forth herein, Parent) covenants and agrees with the Administrative Agent, the Issuing Banks and the Lenders that:

Section 6.01           Indebtedness.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)             Indebtedness created hereunder and under the other Loan Documents;

(b)           (i) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and (ii) Permitted Refinancing Indebtedness in respect thereof;

(c)           intercompany Indebtedness owed (i) by any Loan Party to another Loan Party, (ii) by a Loan Party to a non-Loan Party Restricted Subsidiary (provided, that such Indebtedness in this clause (ii) shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent), (iii) by a non-Loan Party Restricted Subsidiary to another non-Loan Party Restricted Subsidiary, and (iv) by a non-Loan Party Restricted Subsidiary to a Loan Party to the extent permitted under Section 6.05;

(d)            Guarantees by the Borrower or any Restricted Subsidiary with respect to Indebtedness of the Borrower and its Restricted Subsidiaries permitted under this Section 6.01 or constituting Investments permitted under Section 6.05;

(e)            (i) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance (or reimburse the Borrower or Restricted Subsidiary for) the acquisition, refurbishment, construction, repair, expansion, installation, design or improvement of any equipment, fixed or capital assets (whether through the direct acquisition of property or purchase of Equity Interests of any Person owning such property), including Capital Lease Obligations and Synthetic Leases and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (A) no Event of Default shall have occurred and be continuing or would immediately result therefrom, (B) such Indebtedness shall be incurred within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement and (C) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $20,000,000 and (ii) Permitted Refinancing Indebtedness in respect thereof;

(f)             (i) Indebtedness of any Person that becomes a Restricted Subsidiary of the Borrower, to the extent such Indebtedness is outstanding at the time such Person becomes a Restricted Subsidiary of the Borrower and was not incurred in contemplation thereof, and Indebtedness assumed by the Borrower or any Restricted Subsidiary in connection with its acquisition (whether by merger, consolidation, acquisition of all or substantially all of the assets or acquisition that results in the ownership of greater than fifty percent (50%) of the Equity Interests (other than Disqualified Capital Stock) of a Person) of another Person to the extent such Indebtedness is outstanding at the time of such acquisition and not incurred in contemplation thereof; provided that (A) no Event of Default shall have occurred and be continuing or would immediately result therefrom and (B) the aggregate principal amount of Indebtedness permitted by this Section 6.01(f) shall not exceed the greater of (x) $30,000,000 and (y) 10.0% of LTM EBITDAR (determined on a pro forma basis after giving effect to such Indebtedness and such acquisition) and (ii) Permitted Refinancing Indebtedness in respect thereof;

(g)             [Reserved];

(h)             Indebtedness consisting of the financing of insurance premiums;

(i)              Indebtedness under Swap Agreements permitted under Section 6.06;

(j)           Indebtedness in respect of bids, trade contracts, performance guarantees, leases, letters of credit, statutory obligations, performance bonds, bid bonds, appeal bonds, surety bonds, customs bonds and similar obligations, in each case provided in the ordinary course of business;

(k)         Indebtedness owed in respect of any immaterial overdrafts and related liabilities arising from any treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(l)             other Indebtedness in an aggregate principal amount not to exceed $50,0000,000; provided that no Event of Default shall have occurred and be continuing or would immediately result therefrom;

(m)            Indebtedness consisting of operating leases entered into in the ordinary course of business; and

(n)            Kaiser Affiliate Indebtedness in an aggregate principal amount not to exceed $75,000,000; provided that, for the avoidance of doubt, such Indebtedness shall not be secured by a Lien on the property or assets of the Borrower or any of its Restricted Subsidiaries.

Section 6.02           Liens.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)             Permitted Encumbrances;

(b)             Permitted Maritime Liens;

(c)          any Lien created under the Loan Documents and Liens securing Obligations under Specified Cash Management Agreements and Specified Swap Agreements;

(d)            any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not attach to any other property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof (and any Permitted Refinancing Indebtedness in respect thereof);

(e)            any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be (and any Permitted Refinancing Indebtedness in respect thereof);

(f)             Liens on equipment, fixed or capital assets acquired, refurbished, constructed, repaired, expanded, installed, designed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted by Section 6.01(e), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within one hundred eighty (180) days after such acquisition, refurbishment, construction, repair, expansion, installation, design or improvement, and (iii) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than proceeds and products thereof, accessions thereto and improvements thereon);

(g)           Liens solely on the Equity Interests of an Unrestricted Subsidiary or Venture owned by the Borrower or any Restricted Subsidiary securing Non-Recourse Debt of such Unrestricted Subsidiary or Venture;

(h)              Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(i)             other Liens securing Indebtedness in an aggregate principal amount not to exceed $10,000,000; provided that no Event of Default shall have occurred and be continuing or would immediately result therefrom.

Notwithstanding the foregoing, no Liens securing Indebtedness for borrowed money shall be permitted to exist on Collateral constituting Equity Interests in the Borrower or any Guarantor, other than Liens permitted by Sections 6.02(a) and (c).

Section 6.03            Fundamental Changes.

(a)             The Borrower will not, and will not permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of all or substantially all of its assets to any other Person (whether now owned or hereafter acquired), except that:

(i)          the Borrower may merge or consolidate with, any other Person, so long as (A) the Borrower is the surviving Person of any such merger or consolidation, (B) no Default has occurred and is continuing or would immediately result therefrom, (C) the Borrower remains liable for its obligations under the Loan Documents and all the rights and remedies thereunder remain in full force and effect and (D) no Change in Control occurs as a result thereof;

(ii)        any Restricted Subsidiary of the Borrower may merge with and into, consolidate with or be dissolved or liquidated into, the Borrower or any Restricted Subsidiary, so long as (A) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving Person of any such merger, consolidation, dissolution or liquidation and (B) except as provided in preceding clause (A), in the cases of any such merger, consolidation, dissolution or liquidation involving a Guarantor, the Guarantor is the surviving corporation of any such merger, consolidation, dissolution or liquidation;

(iii)      any Restricted Subsidiary may merge or consolidate with any other Person, so long as (A) in the case of any merger or consolidation involving a Guarantor, either the Guarantor is the surviving Person of any such merger or consolidation or such other Person becomes a Guarantor hereunder upon the consummation of any such merger or consolidation and (B) no Default has occurred and is continuing or would immediately result therefrom; and

(iv)        the Borrower and the Restricted Subsidiaries shall be permitted to Dispose of assets as permitted by Section 6.04.

(b)            The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related or incidental thereto (including the ownership of Equity Interests of Persons engaged in such businesses).

(c)             Parent will not permit its fiscal year to end on a day other than December 31 or change its method of determining its fiscal quarters.

Section 6.04           Limitation on Asset Sales.  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any Asset Sale, unless (a) no Default has occurred and is continuing or would immediately result therefrom, (b) such Asset Sale is for fair market value, (c) not less than 80% of the consideration received by the Borrower and its Restricted Subsidiaries is cash or Cash Equivalents, and (d) immediately before and immediately after giving pro forma effect to such Asset Sale, the Borrower is in pro forma compliance with the covenants set forth in Section 6.10; provided that no Asset Sale of (i) a Vessel or (ii) the Equity Interests of any Person owning a Vessel shall be permitted under this Section 6.04.

Section 6.05        Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make, or permit to remain outstanding, any Investments in or to any Person, except:

(a)             Investments in cash and Cash Equivalents;

(b)          (i) Investments existing on the Effective Date and set forth in Schedule 6.05 and (ii) Investments existing on the Effective Date constituting Equity Interests of any Subsidiaries or Ventures existing on the Effective Date;

(c)          Investments by (i) a Loan Party in another Loan Party (or in any Person that substantially concurrently with the making of such Investment will become a Loan Party), (ii) a non-Loan Party Restricted Subsidiary in another non-Loan Party Restricted Subsidiary, (iii) a non-Loan Party in a Loan Party and (iv) a Loan Party in a non-Loan Party Restricted Subsidiary, in the case of this subclause (iv) in an aggregate amount not to exceed $5,000,000 outstanding (measured at the time made without giving effect to subsequent changes in value).

(d)             Investments in Unrestricted Subsidiaries and in joint ventures and general or limited partnerships or other types of entities entered into by the Borrower or a Restricted Subsidiary with third parties pursuant to a bona fide transaction in any line of business permitted under Section 6.03 (a “Venture”) and any subsequent Investments in such Persons; provided that (i) no Event of Default shall have occurred and be continuing or would immediately result therefrom and (ii) the aggregate amount of Investments pursuant to this clause (d) shall not exceed $10,000,000 in the aggregate outstanding (measured at the time made without giving effect to subsequent changes in value);provided, further, that any Investment in an Unrestricted Subsidiary or Venture made during the term of this Agreement pursuant to this Section 6.05(d) (including in connection with the conversion of a Restricted Subsidiary to an Unrestricted Subsidiary pursuant to Section 5.14) shall be deemed to be outstanding at any time of determination under this Section 6.05(d) notwithstanding a sale, transfer or other Disposition of all or a portion of the Equity Interests or property of such Unrestricted Subsidiary or Venture except to the extent, and solely to the extent, (x) such sale, transfer or other Disposition is made for fair market value and (y) the proceeds of, or property or assets received as consideration for, such sale, transfer or other Disposition are received by the Borrower or a Restricted Subsidiary;

(e)             Investments that are made solely (i) in exchange for receipt by the Borrower or any of its Restricted Subsidiaries of additional Equity Interests of a Parent Entity or the Borrower or (ii) with any cash proceeds that are actually received by the Borrower from a substantially concurrent offering of Equity Interests of a Parent Entity or the Borrower or as a capital contribution from a Parent Entity, so long as no Event of Default has occurred and is continuing or would immediately result therefrom;

(f)           the Borrower and its Restricted Subsidiaries may contribute the Summit to an Unrestricted Subsidiary or designate the Restricted Subsidiary that owns the Summit as an Unrestricted Subsidiary in accordance with Section 5.14 and such Investment shall be permitted under this Section 6.05(f), so long as (i) no Event of Default has occurred and is continuing or would immediately result therefrom, (ii) immediately after giving effect to such Investment, the Summit is the only Vessel owned by such Unrestricted Subsidiary and (iii) such Investment (excluding the portion thereof represented by the Summit) would otherwise be permitted under this Section 6.05 at the time thereof;

(g)           Investments so long as, (i) no Default has occurred and is continuing or would immediately result therefrom and (ii) immediately before and immediately after giving pro forma effect to such Investment, (A) Liquidity is not less than $100,000,000 and (B) the Consolidated Total Leverage Ratio does not exceed 2.50:1.00;

(h)            Investments in an aggregate amount not to exceed the aggregate amount of IPO Proceeds received by the Borrower on or prior to the Effective Date, so long as (i) no Default has occurred and is continuing or would immediately result therefrom and (ii) immediately before and immediately after giving pro forma effect to such Investment, Liquidity is not less than $100,000,000;

(i)           loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, in each case only as permitted by applicable law, but in any event not to exceed $2,000,000 in the aggregate at any time outstanding;

(j)              Swap Agreements permitted by Section 6.06;

(j)              Investments received in connection with Asset Sales permitted under Section 6.04;

(k)            any Investment owned by a Person at the time such Person is acquired and becomes a Restricted Subsidiary pursuant to any acquisition not prohibited by this Agreement; provided that such Investment was not made in connection with or in contemplation of such Acquisition of any Subsidiary, any assets or a line of business;

(l)            Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 6.05 or from accounts receivable and other similar obligations arising in the ordinary course of business, which Investments are obtained by Parent, the Borrower or any Restricted Subsidiary as a result of a bankruptcy or other insolvency proceeding of, or difficulties in collecting from, the obligor in respect of such obligations; and

(m)        other Investments not otherwise permitted by this Section 6.05 in an aggregate amount not exceeding $5,000,000 at any time outstanding (measured at the time made without giving effect to subsequent changes in value).

Section 6.06        Swap Agreements.  The Borrower and its Restricted Subsidiaries shall not enter into any Swap Agreements other than Swap Agreements that are entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary of the Borrower, or to hedge currency exposure or to hedge commodity prices, which, in each case, are entered into for bona fide risk mitigation purposes and that are not speculative in nature.

Section 6.07           Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i)          Permitted Payments to Parent Entities;

(ii)         Permitted Tax Distributions;

(iii)       the Borrower and its Restricted Subsidiaries may make cash payments in lieu of the issuance of fractional shares of Equity Interests upon conversion or exchange of securities convertible into or exchangeable for Equity Interests of Parent, the Borrower or such Restricted Subsidiary, in an aggregate amount not to exceed $500,000;

(iv)        no more than once per fiscal quarter, the Borrower may make a Restricted Payment to Parent in an aggregate amount for all such Restricted Payments in any fiscal year not to exceed 1.0% of the aggregate value (calculated based on price-per-share basis) of the issued and outstanding Equity Interests the Parent; provided that, at the time of declaration thereof, no Default has occurred and is continuing or would immediately result therefrom;

(v)         any Restricted Subsidiary may declare and pay dividends to, repurchase its Equity Interests from, or make other distributions to, the holders of any class of its Equity Interests on a pro rata basis among holders of such class (or better, with respect to any holders that are Loan Parties or Restricted Subsidiaries);

(vi)        so long as no Event of Default has occurred and is continuing or would immediately result therefrom, the Borrower and its Restricted Subsidiaries may make payments required under the Tax Receivable Agreement (including, for the avoidance of doubt, making distributions to Parent so that it can make payments under the Tax Receivable Agreement);

(vii)       the Borrower and each Restricted Subsidiary may make Restricted Payments solely with Equity Interests of the Borrower or such Restricted Subsidiary (other than Disqualified Capital Stock);

(viii)      Repurchases of Equity Interests of the Borrower solely (i) in exchange for additional Equity Interests of the Borrower or (ii) with any cash proceeds that are actually received by the Borrower from a substantially concurrent offering of Equity Interests of a Parent Entity or the Borrower or as a capital contribution from a Parent Entity, so long as no Event of Default has occurred and is continuing or would immediately result therefrom; and

(ix)       the Borrower and its Restricted Subsidiaries may make Restricted Payments so long as, (i) no Default has occurred and is continuing or would immediately result therefrom and (ii) immediately before and immediately after giving pro forma effect to such Restricted Payment, (A) Liquidity is not less than $150,000,000 and (B) the Consolidated Total Leverage Ratio does not exceed 2.00:1.00.

Section 6.08           Transactions with Affiliates.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)             in the ordinary course of business at prices and on terms and conditions (taken as a whole) not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b)             transactions between or among the Borrower and its Restricted Subsidiaries not involving any other Affiliate;

(c)             the transactions existing on the Effective Date and set forth on Schedule 6.08;

(d)             any Restricted Payment permitted by Section 6.07 and Investments permitted under Section 6.05;

(e)             the transactions under the Tax Receivable Agreement that are not prohibited hereunder; and

(f)             the provision of any credit support by the Borrower or a Restricted Subsidiary to an Unrestricted Subsidiary or Venture in the ordinary course of business in the form of a Letter of Credit issued in accordance with Section 2.06(k) and otherwise permitted under this Agreement.

Section 6.09           Restrictive Agreements.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in order to secure the Obligations, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or other Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any Restricted Subsidiary; provided that:

(i)           the foregoing shall not apply to restrictions and conditions imposed by applicable law or by this Agreement;

(ii)         the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition);

(iii)      the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or assets pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary or assets that are to be sold and such sale is permitted hereunder;

(iv)      clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness;

(v)          clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof;

(vi)        clause (a) of the foregoing shall not apply to customary provisions contained in licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(vii)       clause (a) of the foregoing shall not apply to customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(viii)      the foregoing shall not apply to any agreement in effect at the time such Person becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming such a Subsidiary; and

(ix)        the foregoing shall not apply to customary provisions in Venture agreements or the constitutional documents of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary and other similar agreements applicable to Ventures entered into in the ordinary course of business.

Section 6.10            Financial Covenants.

(a)            Maximum Consolidated Total Leverage Ratio.  As of the last day of any fiscal quarter, commencing with the fiscal quarter ending on June 30, 2022, the Borrower shall not permit the Consolidated Total Leverage Ratio for the Test Period ending on such date to be greater than 3.00:1.00.

(b)             Minimum Consolidated Interest Coverage Ratio.  As of the last day of any fiscal quarter, commencing with the fiscal quarter ending on June 30, 2022, the Borrower shall not permit the Consolidated Interest Coverage Ratio for the Test Period ending on such date to be less than 2.50:1.00.

(c)             Equity Cure.  In the event the Borrower fails to comply with any of the financial covenants set forth in this Section 6.10 as of the last day of any fiscal quarter, any cash equity contribution to the Borrower (funded with proceeds of, or contributions made in respect of, equity (other than Disqualified Capital Stock) issued by Parent or a capital contribution received by Parent or other equity issued by Parent having terms reasonably acceptable to the Administrative Agent) (the “Cure Amount”) during the last month of the applicable fiscal quarter or after the last day of such fiscal quarter and on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for that fiscal quarter (the “Cure Expiration Date”) will, at the irrevocable election of the Borrower, be included in the calculation of Consolidated EBITDAR solely for the purposes of determining compliance with the financial covenant set forth in Section 6.10(a) or Section 6.10(b), as applicable, at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDAR, a “Specified Equity Contribution”); provided that (a) notice of the Borrower’s intent to make a Specified Equity Contribution shall be delivered no later than ten (10) Business Days after the day on which financial statements are required to be delivered for the applicable fiscal quarter, (b) in each consecutive four (4) fiscal quarter period there will be at least two (2) fiscal quarters in which no Specified Equity Contribution is made, (c) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Borrower to be in compliance with the financial covenant set forth in Section 6.10(a) or Section 6.10(b), as applicable, (d) all Specified Equity Contributions will be disregarded for purposes of the calculation of Consolidated EBITDAR for all other purposes, including calculating basket levels, pricing and other items governed by reference to Consolidated EBITDAR, (e) there shall be no more than three (3) Specified Equity Contributions made in the aggregate after the Effective Date and (f) any Loans prepaid with the proceeds of Specified Equity Contributions shall be deemed outstanding for purposes of determining compliance with the financial covenant set forth in Section 6.10(a) or Section 6.10(b), as applicable, for the current fiscal quarter and any subsequent period that includes such fiscal quarter. So long as the Borrower is entitled to exercise an equity cure pursuant to the foregoing terms and provisions of this Section 6.10(c), from the effective date of the Borrower’s delivery to the Administrative Agent of irrevocable written notice that the Borrower shall cause a Specified Equity Contribution to be made pursuant to the terms hereof until the earlier to occur of the Cure Expiration Date and the date on which the Administrative Agent is notified that the required contribution will not be made, neither the Administrative Agent nor any Lender shall impose default interest, accelerate the Obligations, terminate the Commitments or exercise any enforcement remedy against any Loan Party or any of its Subsidiaries or any of their respective properties solely on the basis of such Event of Default with respect to the financial covenant in Section 6.10(a) or Section 6.10(b), as applicable, in respect of which such notice was delivered; provided that until timely receipt of the applicable Specified Equity Contribution, an Event of Default shall be deemed to exist for all other purposes of this Agreement, including, without limitation, Article IV and Article VI hereof and any term or provision of any Loan Document which prohibits any action to be taken by a Loan Party or any of its Restricted Subsidiaries during the existence of an Event of Default.

Section 6.11          Tax Status of the Borrower.  The Borrower will not elect or take any action to become a publicly traded partnership taxable as a corporation for U.S. federal tax purposes or otherwise cease to be treated as a partnership or Disregarded Entity for U.S. federal income tax purposes.

Section 6.12        Sale-Leaseback Transactions.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale-Leaseback Transaction, other than to the extent the Indebtedness and Liens in respect thereof are otherwise expressly permitted under this Agreement.

Section 6.13          Amendment of Material Documents.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, amend, supplement, waive or otherwise modify any of the provisions of (a) its certificate of incorporation, by-laws or other organizational documents in a manner materially adverse to the Lenders (provided that this Section 6.13(a) shall not apply to amendments or modifications thereto required to comply with applicable law or requirements of any Governmental Authority in such Person’s jurisdiction of incorporation, organization or formation) or (b) any indenture, instrument or agreement evidencing any Material Indebtedness of the Borrower or any of its Restricted Subsidiaries if doing so would cause such Indebtedness to not be permitted under Section 6.01 (tested as if such Indebtedness were being issued or incurred at such time).

Section 6.14            Flag and Registry.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, change the flag of any Vessel and/or ship registry of any Vessel owned by the Borrower or its Restricted Subsidiaries; provided that the Borrower or any Vessel owner may change the flag or registry of any Vessel if: (a) the new flag or registry jurisdiction is an Acceptable Flag Jurisdiction, (b) to the extent the Vessel is a Collateral Vessel, then a new Collateral Vessel Mortgage shall be granted over such Vessel and (c) the Borrower shall otherwise comply with the requirements of Section 5.12(b)(iii) as if an Additional Vessel Date has occurred.

Section 6.15           Status of Parent.  Parent shall not (a) engage in any material operating or business activities or have any direct Subsidiaries other than the Borrower and the General Partner; provided that the following and activities incidental thereto shall be permitted in any event: (i) its ownership of Equity Interests in the Borrower and the General Partner and activities incidental thereto, (ii) in connection with compensation and equity plans and related matters in respect of officers, managers, employees and directors of, and financial advisors affiliated with, the Borrower, (iii) equity issuances and repurchases that would be permitted hereunder if Parent was the Borrower, (iv) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (v) the performance of its obligations with respect to the Loan Documents and any other Indebtedness permitted to be incurred hereunder, (vi) any public offering of its common stock or any other issuance or sale of its Equity Interests and, in each case, the redemption thereof, (vii) payment of taxes (including performance of its monetary and non-monetary obligations under the Tax Receivable Agreement), dividends, making contributions to the capital of the Borrower, extending Indebtedness to the Borrower or otherwise acting as a conduit for the transmissions of funds between any direct or indirect owner of Parent and the Borrower and guaranteeing the obligations of the Borrower, (viii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Parent and its Subsidiaries or the making and filing of any reports required by Governmental Authority, (ix) holding any cash incidental to any activities permitted under this Section 6.15, (x) providing indemnification to officers, managers, and directors, (xi) entry into by Parent of asset purchase agreements, merger agreements or similar agreements that would not otherwise be prohibited by the Loan Documents if entered into by the Borrower, and the formation and holding of “shell” Subsidiaries that only hold assets of de minimis value directly related to Parent’s corporate existence in order to effectuate such purchase or merger, so long as (x) substantially concurrently with the consummation of such purchase or merger, the purchased assets or the entities involved in such merger, as applicable, are directly or indirectly Wholly-Owned Subsidiaries of the Borrower or Local Content Entities and (y) such “shell” Subsidiaries do not own any Equity Interests in the Borrower and (xii) any other activities incidental to the foregoing or customary for passive holding companies or (b) (i) incur any Indebtedness or liabilities for borrowed money other than Indebtedness under the Loan Documents and other liabilities incidental to the conduct of its business as a holding company or (ii) suffer to exist any Liens on its property or assets securing Indebtedness for borrowed money other than as referenced in Section 6.15(a)(v).

ARTICLE VII
EVENTS OF DEFAULT

Section 7.01            Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)             the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)            the Borrower shall fail to pay any reimbursement obligation in respect of any LC Disbursement or any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)             any representation or warranty made or deemed made by or on behalf of Parent, the Borrower or any Subsidiary in or in connection with this Agreement, any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)            Parent or any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to existence), 5.09 or 5.12 or in Article VI (subject to Section 6.10(c));

(e)            Parent or any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 7.01 (a), (b), (c) or (d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) a Responsible Officer of Parent, the Borrower or any other Loan Party having knowledge of such default or (ii) written notice thereof from the Administrative Agent to the Borrower;

(f)             Parent, the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any cure or grace periods);

(g)             any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both (after giving effect to any cure or grace periods)) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 7.01(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(h)             an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Parent, any Loan Party or any other Restricted Subsidiary that is not an Immaterial Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, any Loan Party or any other Restricted Subsidiary that is not an Immaterial Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)             Parent, any Loan Party or any other Restricted Subsidiary that is not an Immaterial Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, any Loan Party or any other Restricted Subsidiary that is not an Immaterial Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)              Parent, any Loan Party or any other Restricted Subsidiary that is not an Immaterial Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)             one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against Parent, the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Parent, the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l)             an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)            a Change in Control shall occur; or

(n)            (i) any material provision of any Loan Document shall for any reason be asserted in writing by Parent, the Borrower or any Guarantor not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Collateral Document with respect to the Collateral that is material to the Loan Parties, taken as a whole, shall cease to be, or shall be asserted in writing by Parent, the Borrower or any Guarantor not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Collateral Document) in the securities, assets or properties covered thereby or (iii) the Guarantees pursuant to the Loan Documents by any Guarantor of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms hereof or thereof), or shall be asserted in writing by the Borrower or any Guarantor not to be in effect or not to be legal, valid and binding obligations.

Section 7.02          Remedies Upon an Event of Default.  If an Event of Default occurs (other than an event with respect to the Borrower described in Sections 7.01(h) or 7.01(i)), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(a)             terminate the Commitments, and thereupon the Commitments shall terminate immediately;

(b)             declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued and unpaid interest thereon and all fees and other obligations of the Borrower accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(c)             require that the Borrower provide cash collateral as required in Section 2.06(j); and

(d)            exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and applicable law.

If an Event of Default described in Sections 7.01(h) or 7.01(i) occurs with respect to the Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under any other Loan Document including any break funding payment, shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure as provided in clause (c) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In addition to any other rights and remedies granted to the Administrative Agent, the Issuing Banks and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Issuing Banks and the Lenders may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law.  Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by each of Parent and the Borrower, on behalf of itself and its Subsidiaries), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Issuing Banks and the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Issuing Bank or Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk.  The Administrative Agent or any Issuing Bank or Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released by each of Parent and the Borrower on behalf of itself and its Subsidiaries.  Each of Parent and the Borrower further agrees on behalf of itself and its Subsidiaries, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the premises of the Borrower, another Loan Party or elsewhere.  The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent, the Issuing Banks and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York Uniform Commercial Code, need the Administrative Agent account for the surplus, if any, to Parent or any Loan Party.  To the extent permitted by applicable law, each of Parent and the Borrower, on behalf of itself and its Subsidiaries, waives all Liabilities it may acquire against the Administrative Agent, any Issuing Bank or any Lender arising out of the exercise by them of any rights hereunder.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

Section 7.03            Application of Payments.  Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders:

(a)             all payments received on account of the Obligations shall, subject to Section 2.21, be applied by the Administrative Agent as follows:

(i)         first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.03 and amounts pursuant to Section 2.12(c) payable to the Administrative Agent in its capacity as such);

(ii)      second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Banks payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)       third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed LC Disbursements and any fees, premiums and scheduled periodic payments due under Specified Cash Management Agreements or Specified Swap Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)       fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans, unreimbursed LC Disbursements, and any breakage, termination or other payments under any Specified Cash Management Agreements or Specified Swap Agreements and (B) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.06 or 2.21,  ratably among the Secured Parties in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.06 or 2.21, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 7.03;

(v)        fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent and the other Secured Parties based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi)      finally, the balance, if any, after all Obligations (other than contingent obligations for which no claim has been asserted) have been indefeasibly paid in full, to the Borrower or as otherwise required by law; and

(b)            if any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth in clause (a) above.

ARTICLE VIII
THE ADMINISTRATIVE AGENT

Section 8.01            Authorization and Action.

(a)             Each Lender and each Issuing Bank (including, in each case, in its capacity as a holder of any Specified Swap Agreement Obligations and/or Specified Cash Management Obligations) hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank (including, in each case, in its capacity as a holder of any Specified Swap Agreement Obligations and/or Specified Cash Management Obligations) hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank (including, in each case, in its capacity as a holder of any Specified Swap Agreement Obligations and/or Specified Cash Management Obligations) hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.  Each Lender and each Issuing Bank (including, in each case, in its capacity as a holder of any Specified Swap Agreement Obligations and/or Specified Cash Management Obligations) hereby authorizes the Administrative Agent to enter into any subordination agreement or intercreditor agreement or arrangement permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and each Lender and each Issuing Bank hereby acknowledges that any such intercreditor agreement (or amendment, modification, supplement or joinder) is binding upon such Lender and each Issuing Bank, as applicable.  Each Lender and each Issuing Bank (including, in each case, in its capacity as a holder of any Specified Swap Agreement Obligations and/or Specified Cash Management Obligations) agrees that (a) no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon or enforce the security granted by, or to exercise rights or remedies under, any Collateral Document or any Guarantee provided under any Loan Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Loan Documents, and (b) in the event that any Collateral is now or hereafter pledged by or otherwise subject to a Lien granted by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties, including each holder of any Specified Swap Agreement Obligations and each holder of any Specified Cash Management Obligations.

(b)          As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided.  Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)            In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature.  Without limiting the generality of the foregoing:

(i)         the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or Issuing Bank or any other Secured Party other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender and each Issuing Bank agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii)        where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of the United Kingdom, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

(iii)       to the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Section 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by that Loan Document; where there are inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 of the United Kingdom and the provisions of this Agreement or such Loan Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United Kingdom, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act; and

(iv)       nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender or any Issuing Bank for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d)          The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)             No Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)            In case of the pendency of any proceeding with respect to Parent or any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any other amount shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.13, 2.14, 2.16, 2.18 and 9.03) allowed in such judicial proceeding; and

(ii)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g)             The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.  Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Section 8.02            Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a)             Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (A) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (B) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Parent or any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of Parent or any Loan Party to perform its obligations hereunder or thereunder.

(b)             The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank.  Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (E) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (F) the creation, perfection or priority of Liens on the Collateral.  Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by Parent, the Borrower, any of its Subsidiaries, any Lender or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank.

(c)            Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of Parent or any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 8.03            Posting of Communications.

(a)            Each of Parent and the Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks, Parent and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution.  Each of the Lenders, each of the Issuing Banks, Parent and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)       THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Parent or any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)           Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)             Each of the Lenders, each of the Issuing Banks, Parent and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)            Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 8.04           The Administrative Agent Individually.  With respect to its Commitment, Loans, Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be.  The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable.  The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

Section 8.05            Successor Administrative Agent.

(a)             The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank.  In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing).  Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent.  Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)            Notwithstanding Section 8.05(a), in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section 8.05 (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank.  Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

Section 8.06            Acknowledgements of Lenders and Issuing Banks.

(a)             Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.  Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger  or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)           Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c)           (i) Each Lender and each Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or such Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or such Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such Issuing Bank (whether or not known to such Lender or such Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or such Issuing Bank shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or such Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender or any Issuing Bank under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii)        Each Lender and each Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender and each Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or such Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)        The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or any Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or such Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 8.06 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower or any other Loan Party relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such erroneous Payment (or portion thereof) not been made by the Administrative Agent; provided, further, that, for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such erroneous Payment (or portion thereof) is, and solely with respect to the amount of such erroneous Payment (or portion thereof) that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of paying, prepaying, repaying, discharging or otherwise satisfying any Obligations owed by the Borrower or any other Loan Party.

(iv)       Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 8.07            Collateral Matters.

(a)            Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b)            In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of any Specified Swap Agreement Obligations or any Specified Cash Management Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of Parent or any Loan Party under any Loan Document.  By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of any Specified Swap Agreement Obligations or any Specified Cash Management Obligations, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)            The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(a).  The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by Parent or any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

Section 8.08            Credit Bidding.  The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which Parent or any Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.  Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 8.09            Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Parent, the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)         such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)       the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)             In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Parent, the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger  or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)          The Administrative Agent and each Arranger  hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX
MISCELLANEOUS

Section 9.01            Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)          if to Parent or the Borrower, to it at 2445 Technology Forest Blvd., Level 6, The Woodlands, TX 77381, Attention of Dana Armstrong, Chief Financial Officer (Phone No. (832) 813-7100 and email address: [•]);

(ii)         if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC5 / 1st Floor, Newark, DE 19713, Attention: Loan & Agency Services Group, Ben Outten and Barbie Porter (Telecopy No. 302-634-4733, Phone No. 302-634-8712 and email address: 12012443630@tls.ldsprod.com; Benjamin.Outten@chase.com; and barbie.porter@chase.com);

(iii)        if to an Issuing Bank, to it at (A) in the case of JPMorgan Chase Bank, N.A., 10420 Highland Manor Dr. 4th Floor, Tampa, FL 33610, Attention: Standby LC Unit (Telecopy No. 856-294-5267, Phone No. 800-364-1969 and email address: GTS.Client.Services@jpmchase.com) with a copy to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC5 / 1st Floor, Newark, DE 19713, Attention: Loan & Agency Services Group (Telecopy No. [•], Phone No. [•] and email address: [•]) and (B) in the case of [•], [•], Attention of [•] (Telecopy No. [•], Phone No. [•] and email address: [•]);

(iv)         if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)            Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through Approved Electronic Platforms, to the extent provided in clause (d) below, shall be effective as provided in said clause (d).

(c)            Notices and other communications to Parent, the Borrower, any Loan Party, the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d)             Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(e)            Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02            Waivers; Amendments.

(a)             No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Subject to Section 2.15(b) and (c) and Section 9.02(c) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change the last two sentences of Section 2.09(c) or change Section 2.19(b) or (c) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.21(b) or 7.03 without the written consent of each Lender, (vi) release all or substantially all of the value of the Guarantees of the Guarantors under the Guaranty and Collateral Agreement or all or substantially all of the Collateral (except as expressly provided for in the Loan Documents), without the written consent of each Lender or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Banks hereunder without the prior written consent of the Administrative Agent or the Issuing Banks, as the case may be; and provided, further, that no such agreement shall amend or modify the provisions of Section 2.06 without the prior written consent of the Administrative Agent and the Issuing Banks.

(c)            Notwithstanding the foregoing, any Loan Document may be amended, modified, supplemented or waived with the written consent of the Administrative Agent and the Borrower without the need to obtain the consent of any Lender if such amendment, modification, supplement or waiver is executed and delivered in order to (i) cure an ambiguity, omission, mistake or defect in such Loan Document, (ii) make administrative and operational changes not adverse to any Lender or (iii) adhere to local law or the reasonable advice of local counsel; provided, that in connection with this paragraph (c), in no event will the Administrative Agent be required to substitute its judgment for the judgment of the Lenders or the Required Lenders, as applicable, and the Administrative Agent may in all circumstances seek the approval of the Required Lenders or all Lenders, as applicable, in connection with any such amendment, modification, supplement or waiver.

(d)            Notwithstanding the foregoing, without the consent of any Lender, the Borrower and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

Section 9.03            Expenses; Limitation of Liability; Indemnity, Etc.

(a)             Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates including the reasonable and documented fees, disbursements and other charges of one counsel for the Administrative Agent, the Arrangers and their respective Affiliates as a whole, one local counsel in each applicable jurisdiction (including any relevant non-U.S. jurisdiction) for the Administrative Agent, the Arrangers and their respective Affiliates as a whole and one special maritime counsel for the Administrative Agent, the Arrangers and their respective Affiliates as a whole), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender (including the reasonable and documented fees, disbursements and other charges of any counsel for the Administrative Agent, any Issuing Bank or any Lender) in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Limitation of Liability.  To the extent permitted by applicable law (i) Parent, the Borrower and any Loan Party shall not assert, and Parent, the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve Parent, the Borrower and each other Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c)           Indemnity.  The Borrower shall indemnify the Administrative Agent, each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any actual or alleged presence or release of Hazardous Materials on or from any property (including Vessels) owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by Parent, the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.  This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(d)            Lender Reimbursement.  Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent, each Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Party’s gross negligence or willful misconduct.  The agreements in this Section 9.03 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)           Payments.  All amounts due under this Section 9.03 shall be payable not later than two (2) Business Days after written demand therefor.

Section 9.04            Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i)          Subject to the conditions set forth in Section 9.04(b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)         the Borrower; provided that, the Borrower shall be deemed to have consented to an assignment of all or a portion of the Loans and Commitments of such Lender unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee (other than an Ineligible Institution);

(B)         the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender (other than a Defaulting Lender), an Affiliate of a Lender, or an Approved Fund; and

(C)         each Issuing Bank; provided that no consent of any Issuing Bank shall be required for an assignment to an assignee that is a Lender (other than a Defaulting Lender), an Affiliate of a Lender, or an Approved Fund.

(ii)         Assignments shall be subject to the following additional conditions:

(A)        except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and shall be in integral multiples of $1,000,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)        each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Commitments or Loans;

(C)      the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D)         the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Parent, the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) any Disqualified Institution or (e) the Borrower or any of its Affiliates; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (i) has not been established for the primary purpose of acquiring any Loans or Commitments, (ii) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (iii) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

(iii)       Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)        The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)          Upon its receipt of (i) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (ii) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)             Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent or the Issuing Banks, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Sections 2.18(f) and (g) (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.18(g) will be delivered to the Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b); provided that such Participant (A) agrees to be subject to the provisions of Section 2.20 as if it were an assignee under Section 9.04(b); and (B) shall not be entitled to receive any greater payment under Section 2.16 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)           Disqualified Institutions.

(i)        No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution.  Any assignment in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply; provided that any assignment to any Person, including a Disqualified Institution, made without the consent of the Borrower shall be invalid if the Borrower’s consent is required for such assignment under this Section 9.04.

(ii)       If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment, and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more assignees that is not an Ineligible Institution at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)        Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by Parent, the Borrower, any other Loan Party, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or liquidation under applicable debtor relief laws, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Institution does vote on such plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable debtor relief laws) and (3) not to contest any request by any party for a determination by the applicable bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)       The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Approved Electronic Platform, including that portion of the Approved Electronic Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

Section 9.05           Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06            Counterparts; Integration; Effectiveness; Electronic Execution.

(a)          This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)            Delivery of an executed counterpart of a signature page of (i) this Agreement, (ii) any other Loan Document and/or (iii) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (A) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of Parent, the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (B) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.  Without limiting the generality of the foregoing, Parent, the Borrower and each Loan Party hereby (w) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, Parent, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (x) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (y) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (z) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of Parent, the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.07        Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08         Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have.  Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09            Governing Law; Jurisdiction; Consent to Service of Process.

(a)            This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York.

(b)            Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)             Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against Parent, the Borrower or any Loan Party or its properties in the courts of any jurisdiction.

(d)            Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(c).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)             Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11            Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12          Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its Subsidiaries and their obligations, (g) on a confidential basis to (i) any rating agency in connection with rating Parent, the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (ii) becomes publicly available other than as a result of a breach of this Section 9.12 or (iii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower.  For the purposes of this Section 9.12, “Information” means all information received from Parent, the Borrower or any of its Subsidiaries relating to Parent, the Borrower, its Subsidiaries or their respective businesses or the Transactions, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by Parent, the Borrower or its Subsidiaries and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from Parent, the Borrower or its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13            Material Non-Public Information.

(a)            EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING PARENT, THE BORROWER, ITS SUBSIDIARIES AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)         ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY PARENT, THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT PARENT, THE BORROWER, ITS SUBSIDIARIES AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.14          Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 9.15            No Fiduciary Duty, etc.

(a)            Each of Parent and the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to Parent and the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, Parent, the Borrower or any other person.  Parent and the Borrower each agree that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby.  Additionally, Parent and the Borrower each acknowledges and agrees that no Credit Party is advising Parent or the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction.  Each of Parent and the Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to Parent or the Borrower with respect thereto.

(b)           Each of Parent and the Borrower further acknowledges and agrees, and acknowledges their Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, Parent, the Borrower and other companies with which Parent, the Borrower or its Subsidiaries may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)             In addition, each of Parent and the Borrower acknowledges and agrees, and acknowledges their Subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which Parent, the Borrower or its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise.  No Credit Party will use confidential information obtained from Parent, the Borrower or its Subsidiaries by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies.  ach of Parent and the Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to Parent or the Borrower, confidential information obtained from other companies.

Section 9.16           USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act of 2001 (the “Patriot Act”) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act.

Section 9.17          Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)             the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.18           Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.19           Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such Agreement Currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 9.20            Release of Collateral and Guarantors.

(a)            In the event that any (i) Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of its assets (including the Equity Interests of any of its Subsidiaries) to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by the Loan Documents or (ii) any assets or property of any Loan Party are no longer required to constitute Collateral pursuant to the terms of the Loan Documents, the Liens under the Loan Documents on such assets shall automatically be released and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to evidence such automatic release of the Liens created by the Loan Documents in respect of such assets or property.

(b)             In the event a Loan Party becomes an Unrestricted Subsidiary, becomes an Excluded Subsidiary, or otherwise would not be required to be a Guarantor after the Effective Date in accordance with the terms of the Loan Documents, such Loan Party shall automatically be released from its Guarantee of the Obligations, and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower, all at the Borrower’s sole expense, to evidence such Subsidiary’s automatic release from its Guarantee.

(c)             The Collateral Documents, the Guarantees made therein, the Liens created thereby and all other security interests granted thereby shall terminate, and each Loan Party shall automatically be released from its obligations thereunder and the security interests in the Collateral granted by any Loan Party shall be automatically released, when the Commitments have expired or terminated and the Obligations shall have been paid in full in cash (other than any indemnification and other contingent obligations not then due and payable and as to which no claim has been made at such time) and all Letters of Credit have expired or terminated, in each case, without any pending draw (or arrangements otherwise reasonably satisfactory to the applicable Issuing Bank in respect thereof have been made), and all LC Disbursements shall have been reimbursed.  At such time, the Administrative Agent agrees to promptly take such actions as are reasonably requested by the Borrower at the Borrower’s expense to evidence and effectuate such termination and release of the Guarantees, Liens and security interests created by the Loan Documents.

(d)            Notwithstanding anything to the contrary in the Loan Documents, the Administrative Agent shall have no obligation to release any Collateral or Guarantees under any Loan Document unless it shall have first received, to the extent that the Administrative Agent has requested the same, a certificate from a Responsible Officer of the Borrower certifying that such release is permitted under the Loan Documents, and the Administrative Agent may rely conclusively on any such certificate from a Responsible Officer of the Borrower as to whether such release is permitted.  Any such certificate from a Responsible Officer of the Borrower shall be full warranty and protection to the Administrative Agent for any action taken, suffered or omitted by it under the provisions of this Agreement and the other Loan Documents.

Section 9.21        Currency Conversion.  All payments under this Agreement or any other Loan Document shall be made in Dollars, except for reimbursement obligations with respect to Letters of Credit issued in any Specified Currency, which shall be repaid, including accrued interest thereon, in the applicable currency.  If any payment, whether through payment by any Loan Party or the proceeds of any Collateral, shall be made in a currency other than the currency required hereunder, such amount shall be converted into the currency required hereunder at the rate determined by the Administrative Agent or the applicable Issuing Bank, as applicable, as the rate quoted by it in accordance with methods customarily used by such Person for such or similar purposes as the spot rate for the purchase by such Person of the required currency with the currency of actual payment through its principal foreign exchange trading office at approximately 11:00 a.m. (local time at such office) two Business Days prior to the effective date of such conversion; provided that the Administrative Agent or such Issuing Bank, as applicable, may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if the Administrative Agent or such Issuing Bank, as applicable, does not then have a spot rate for the required currency.  For the avoidance of doubt, the parties hereto hereby affirm and agree that neither the fixing of the conversion rate of Pound Sterling against the Euro as a single currency, in accordance with the applicable treaties establishing the European Economic Community and the European Union, as the case may be, in each case, as amended from time to time, nor the conversion of the reimbursement obligations with respect to applicable Letters of Credit  under this Agreement from Pound Sterling into Euros will be a reason for early termination or revision of this Agreement or prepayment of any amount due under this Agreement or create any liability of any party hereto towards any other party hereto for any direct or consequential loss arising from any of these events.  As of the date that Pound Sterling is no longer the lawful currency of the United Kingdom, all reimbursement obligations with respect to applicable Letters of Credit to be made in Pound Sterling under this Agreement shall be satisfied in Euros.

Section 9.22            Exchange Rates.

(a)          Determination of Exchange Rates.  Not later than 2:00 p.m. (London time) on each Calculation Date, if any LC Exposures are outstanding on such date in a Specified Currency, the applicable Issuing Bank shall determine the Exchange Rate(s) as of such Calculation Date for all such LC Exposures outstanding as of such date with respect to all Letters of Credit issued by such Issuing Bank or its Affiliates and give prompt notice thereof to the Administrative Agent.  No later than 4:00 p.m. (London time) on each such Calculation Date, the Administrative Agent shall give notice thereof to the Lenders and the Borrower.  The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Sections 9.19, 9.21 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in determining the Dollar Equivalents of any amounts of any Specified Currencies for all such LC Exposures with respect to all such Letters of Credit issued by such Issuing Banks in a Specified Currency.  Notwithstanding anything contained herein to the contrary, if any Issuing Bank fails to timely deliver notice of its Exchange Rate(s) to the Administrative Agent pursuant to the provisions of this Section 9.22, the Administrative Agent may determine such rate in the same manner as provided in the definition of “Exchange Rate” and shall have no liability to such Issuing Bank for such determination.

(b)             Notice of Specified Currency Letters of Credit.  Not later than 2:00 p.m. (London time) on each Reset Date and each date on which Letters of Credit denominated in any Specified Currency are made or issued, if any such LC Exposures are outstanding on such date, the applicable Issuing Bank shall determine its Exchange Rate(s) as of such date, if applicable, and give prompt notice thereof to the Administrative Agent.  Not later than 5:00 p.m. (London time) on each Reset Date and each date on which Letters of Credit denominated in any Specified Currency are made or issued, the Administrative Agent shall (i) determine the Dollar Equivalent of the aggregate principal amounts of the LC Exposures denominated in such currencies (after giving effect to any Letters of Credit denominated in such Specified Currencies being made, issued, increased, repaid, or cancelled or reduced on such date), (ii) notify the Lenders and the Borrower of the results of such determination and (iii) notify the applicable Issuing Bank, if applicable, that the conditions to issuance or increase set forth in Section 2.06 are satisfied.

[Signatures begin next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

EXCELERATE ENERGY, INC., as Parent

By:
Name:
Title:

EXCELERATE ENERGY LIMITED PARTNERSHIP, as Borrower

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Lender, Issuing Bank and Administrative Agent

By:
Name:
Title:

[Signature Page to Senior Secured Revolving Credit Agreement]

[NAME], as Lender and Issuing Bank

By:
Name:
Title:

[Signature Page to Senior Secured Revolving Credit Agreement]

[NAME], as Lender

By:
Name:
Title:

[Signature Page to Senior Secured Revolving Credit Agreement]